FILED PURSUANT TO RULE 424(b)(5)
                                                             FILE NO. 333-120179

                                   PROSPECTUS
                             NIGHTHAWK SYSTEMS, INC.
                     OFFERING UP TO 52,864,500 COMMON SHARES


This prospectus relates to the resale of up to 2,614,500 shares of our common stock pursuant to a Special Warrant sale to individual accredited investors, the resale of up to 48,250,000 shares of our common stock by Dutchess Private Equities Fund, II, LP pursuant to a Debenture Agreement, a warrant and an Investment Agreement, and the resale of up to 2,000,000 shares of our common stock by U.S. Euro Securities, Inc. pursuant to the Investment Agreement. We have received cash proceeds from the sale of the Special Warrants and the issuance of the convertible debentures under the Debenture Agreement with Dutchess, and expect to receive cash proceeds from any "puts" pursuant to the Investment Agreement we have entered into with Dutchess. All costs associated with this registration will be borne by us.

Dutchess, First Associates and U.S. Euro Securities are "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with the resale of our common stock under the Investment Agreements. In connection with the Debenture Agreement, U.S. Euro Securities received a cash commission of 5% and 100,000 shares of our restricted common stock. In connection with the Investment Agreement, U.S. Euro Securities will receive a cash commission of 5% of cash provided under the agreement and 2,000,000 shares of common stock, which are being registered under this prospectus. In connection with the Special Warrants, First Associates received a cash commission of 8%, or $18,592, of the gross proceeds from the sale of the Special Warrants and 12.5% of the amount of Special Warrants sold for a total number of Special Warrants for First Associates of 145,250.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol NIHK.OB. On September 21, 2005, the last reported closing sale price of our common stock was $0.09 per share.

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
     YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. It is a criminal offense to make any representation to the contrary.

                The date of this prospectus is September 23, 2005.

                         TABLE  OF  CONTENTS

PROSPECTUS  SUMMARY                                                           1
RISK  FACTORS                                                                 5
USE  OF  PROCEEDS                                                             8
DETERMINATION  OF  OFFERING  PRICE                                            9
DILUTION                                                                      9
SELLING  SECURITY  HOLDERS                                                   10
PLAN  OF  DISTRIBUTION                                                       11
LEGAL  PROCEEDINGS                                                           13
DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS           13
SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT        14
INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL                                   16
CAUTIONARY  STATEMENT  CONCERNING  FORWARD-LOOKING  STATEMENTS               17
DESCRIPTION  OF  BUSINESS                                                    17
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION             20
DESCRIPTION  OF  PROPERTY                                                    29
CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS                           30
MARKET  FOR  COMMON  EQUITY  AND  RELATED  STOCKHOLDER  MATTERS              30
EXECUTIVE  COMPENSATION                                                      30
FINANCIAL  STATEMENTS                                               F-1 -  F-25

PROSPECTUS  SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

OUR  COMPANY

We design and manufacture intelligent remote monitoring and power control products that are easy to use, inexpensive and can remotely control virtually any device from any location. Our products save consumers and businesses time, effort and expense by eliminating the need for a person to be present when and where an action needs to be taken. Currently, most commercial control applications utilize telephone lines, which tether the system to a single location and have associated installation and monthly charges. Our wireless products eliminate installation costs and monthly charges for telephone lines. This wireless application also allows businesses and consumers to remotely control unmanned or remote locations that may operate on traditional electrical power, or solar or battery generated power. By utilizing existing wireless technology, we give our users the flexibility to move their application from place to place, without re-engineering their network.

Active applications for our intelligent products include, but are not limited to:

-  Rebooting  unmanned  computer  stations;
-  Remote  switching  of  residential  power;
-  Managing  power  on  an  electrical  grid;
-  Activation/deactivation  of  alarm  and  warning  devices;
-  Displaying  or  changing  a  digital  or  printed  message  or warning signs;
-  Turning  pumps  on  or  off;  and
-  Turn  on  heating  or  cooling  equipment.

Our proprietary, wireless products are easily integrated into third-party products, systems and processes. They allow for intelligent control by interpreting instructions sent via paging and satellite media, and executing the instructions by 'switching' the electrical current that powers the device, system or process. Our intelligent products can be activated individually or in pre-defined groups for specified time periods with a simple click of a mouse or by dialing a telephone number.

                                        1

We are a publicly traded company, which trades on the Over-the-Counter bulletin Board of the National Quotation Service under the ticker symbol "NIHK.OB"

HOW  TO  CONTACT  US

Our executive offices are located at 10715 Gulfdale, Suite 200, San Antonio, Texas 78216. Our phone number is 210-341-4811. Our manufacturing facility is located at 8300 East Pacific Place, Suite 204, Denver, Colorado 80231. Our website address is www.nighthawksystems.com. Information contained on our website does not constitute part of this report and our website address should not be used as a hyperlink to our website.

SALES  BY  OUR  SELLING  STOCKHOLDERS

This prospectus relates to the resale of up to 2,614,500 shares of our common stock pursuant to a Special Warrant sale to individual accredited investors, the resale of up to 48,250,000 shares of our common stock by Dutchess pursuant to a Debenture Agreement, a warrant and an Investment Agreement, and the resale of up to 2,000,000 shares of our common stock by U.S. Euro Securities pursuant to the Investment Agreement.

The table below sets forth the shares that we are registering pursuant to the Registration Statement to which this prospectus is a part:



Stockholder                                         Number  of  Shares
---------------------------------------------       ------------------

Dutchess  Private  Equities  Fund  II,  LP          48,250,000  shares  (1)
U.S.  Euro  Securities                               2,000,000  shares
Christopher  Vorberg                                 1,100,000  shares
Rod  Saville                                           600,000  shares
Douglas  Hunter                                        500,000  shares
Fraser  Hindson                                        124,000  shares
First  Associates                                      290,500  shares  (2)

Total  common  stock  being  registered             52,864,500  shares

(1) For the purpose of determining the number of shares subject to registration with the Securities and Exchange Commission, we have assumed that we will issue not more than 40,000,000 shares pursuant to the exercise of our put right under the Investment Agreement, although the number of shares that we will actually issue pursuant to that put right may be more than or less than 40,000,000, depending on the trading price of our common stock. We currently have no intent to exercise the put right in a manner that would result in our issuance of more than 40,000,000 shares, but if we were to exercise the put right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission and for that registration statement to be deemed effective prior to the issuance of any such additional shares. Under our Debenture Agreement with Dutchess, we are also required to register for resale four times the number of shares (2,000,000) that the $250,000 in convertible debentures would be convertible into based upon the conversion price when we signed the Debenture Agreement of $0.125 per share. Therefore, we are registering 8,000,000 shares of our common stock for resale in connection with the future conversion of the convertible debentures with Dutchess. We are also registering 250,000 shares of our common stock pursuant to a warrant issued to Dutchess which gives them the right to purchase 250,000 shares of our common stock for $0.125 per share for a period of five years.

(2) Our Special Warrant offering included an option for First Associates to purchase an additional 12.5%, or 145,250, of the total number of Special Warrants sold. Each Special Warrant is convertible into one share of our common stock and one common stock purchase warrant to purchase a share of our common stock for $0.30 per share. We sold 1,162,000 Special Warrants and First Associates has not exercised its right to purchase any Special Warrants.


                                        2

THE  OFFERING

Common  stock  offered              52,864,500  shares

Use  of  proceeds                   We  will not  receive  any proceeds from the
                                    sale  by  the  selling  stockholders  of our
                                    common  stock.  We expect  to  receive  cash
                                    proceeds   from   any  "puts"  pursuant  to
                                    the  Investment  Agreement  we have  entered
                                    into  with   Dutchess.   The  proceeds  from
                                    our  exercise of  the put  right pursuant to
                                    the  Investment   Agreement   will  be  used
                                    for working capital and general corporate expenses, expansion of internal operations, and potential acquisition costs. See "Use of Proceeds."

Symbol  for  our  common  stock     Our  common  stock  trades  on  the
                                    OTCBB  Market  under  the  symbol  "NIHK.OB"




                         OUR  CAPITAL  STRUCTURE  AND  SHARES  ELIGIBLE  FOR  FUTURE  SALE


Shares of common stock outstanding as of November 18, 2004                                      30,622,518(1)

Shares of common stock potentially issuable upon
exercise of the put right to Dutchess Private Equities Fund II                                   40,000,000

Shares of common stock issuable upon conversion of Convertible Debentures                         8,000,000
by Dutchess Private Equities Fund II

Shares of common stock issuable upon exercise of a warrant
By Dutchess Private Equities Fund II                                                                250,000

Shares of common stock issuable upon exercise of Special Warrants                                 2,614,500
                                                                                                 ----------

Total                                                                                            81,487,018

(1)  Assumes  no:

 -Exercise  of  vested  options  to  purchase  1,280,534  shares of common stock outstanding as of November 18, 2004 under the Nighthawk Systems, Inc. 2003 Stock Option Plan.


 - Conversion of $150,000 convertible note into 750,000 shares as of November 18, 2004.


- Exercise of outstanding vested warrants to purchase common stock at November 18, 2004, as follows:


Holder             Shares of Common Stock  Exercise Price  Expiration  Date
-----------------  ----------------------  --------------  ---------------
Private  Placement                  75,000             .20       11/05/2004
-----------------  ----------------------  --------------  ---------------
Private  Placement                 150,000             .20       11/06/2004
-----------------  ----------------------  --------------  ---------------
Private  Placement               2,857,143             .07       03/31/2005
-----------------  ----------------------  --------------  ---------------
Private  Placement                 150,000             .25       04/01/2005
-----------------  ----------------------  --------------  ---------------
Private  Placement                  25,000             .25       06/06/2005
-----------------  ----------------------  --------------  ---------------
Private  Placement                 300,000             .25       11/07/2005
-----------------  ----------------------  --------------  ---------------
Private  Placement                 600,000             .25       12/01/2005
-----------------  ----------------------  --------------  ---------------
Private  Placement                 333,333             .25       01/16/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                  40,000             .25       01/18/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                 100,000             .25       01/19/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                  40,000             .25       01/22/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                  60,000             .25       02/18/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                 200,000             .25       02/23/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                  55,000             .25       03/04/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                  30,000             .25       03/25/2006
-----------------  ----------------------  --------------  ---------------
Note  Conversion                   375,000             .25       06/30/2006
-----------------  ----------------------  --------------  ---------------
Note  Conversion                   739,423             .25       08/23/2006
-----------------  ----------------------  --------------  ---------------
Total                           6,129,899
-----------------  ----------------------

                                        3

THE  SPECIAL  WARRANT  OFFERING
-------------------------------

We completed our Special Warrant Offering on June 30, 2004. This prospectus relates to the resale of up to 2,614,500 shares of our common stock by selling shareholders who may acquire the shares pursuant to the sale of Common Stock Units. Under the terms of those sales, we sold Special Warrants for $0.20. Each Special Warrant is convertible into a single share of our common stock and a purchase warrant entitling the holder to purchase an additional share of our common stock for $0.30. The Special Warrants may be exercised at any time before the expiration date, which is defined as the earlier of:

(a)  five  business  days  following  the  date  on which we receive the last of
(i) the SEC declares this registration statement effective, and (ii) the final prospectus is filed with the SEC and

(b)  August  10,  2005

THE  DEBENTURE  OFFERING
------------------------

This prospectus also relates to the resale of up to 8,250,000 shares of our common stock by Dutchess, who will become a stockholder pursuant to our Debenture Agreement. Under the Debenture Agreement, Dutchess paid us $250,000. Dutchess also received a common stock purchase warrant entitling them to purchase up to 250,000 shares of common stock at a price of $0.125 per share. The warrant expires on August 10, 2009.

We will pay an 8%annual coupon on the unpaid principal amount of the debentures. Prior to the SEC declaring the registration statement effective for the shares underlying the debentures, we will make mandatory prepaid payments, in advance, on the coupon in the amount of one-twelfth of the annual payment, per month, pursuant to each tranche. These coupon payments began on August 15th, 2004, and all subsequent coupon payments are due on the fifteenth calendar day of each month thereafter.

When the SEC has declared the Registration Statement effective, we must pay the coupon at the time of each conversion until the principal amount hereof is paid in full or has been converted into shares of our registered common stock. The interest paid in common stock, shall be delivered to Dutchess, or per Dutchess' instructions, within three business days of the date of conversion. The debentures are subject to automatic conversion at the end of three years from the date of issuance at which time all debentures outstanding will be automatically converted.

THE  INVESTMENT  AGREEMENT
--------------------------

This prospectus also relates to the resale of up to 40,000,000 shares of our common stock by Dutchess, who will become a stockholder pursuant to our Investment Agreement. Under the Investment Agreement, we are allowed to "put" to Dutchess up to $10,000,000. We shall not be entitled to submit a put notice until after the previous put has been completed. The purchase price for the common stock identified in the put notice shall be equal to 95% of the lowest closing best bid price of the common stock during the five consecutive trading day period immediately following the date of our notice to them of our election to put shares.

As part of the Investment Agreement with Dutchess, we paid a commission to U.S. Euro Securities, of 2,000,000 shares of our common stock. These shares are also being registered under this prospectus.

We can only put shares to Dutchess under the Investment Agreement when we meet the following conditions:

- A registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line of Credit;

                                        4

- Our common stock has not been suspended from trading for a period of five consecutive trading days and we have not have been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

- We have complied with our obligations under the Investment Agreement and the Registration Rights Agreement;

- No injunction has been issued and remains in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; or

- The issuance of the common stock will not violate any shareholder approval requirements of any exchange or market where our securities are traded.

The  Investment Agreement will terminate when any of the following events occur:

- Dutchess Private Equities Fund has purchased an aggregate of $10,000,000 of our common stock; or

-  36  months  after  the  SEC  declares  this registration statement effective.

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this prospectus and information in our periodic reports filed with the SEC. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected, and you may lose some or all of your investment.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES SINCE INCEPTION AND IF WE CONTINUE TO INCUR LOSSES, THE PRICE OF OUR SHARES CAN BE EXPECTED TO FALL.

We expect to continue to incur losses in the foreseeable future as we expend substantial resources on sales, marketing and research and development of our products. From the effective date of our reverse merger in February 2002 up to the end of the second quarter of fiscal year 2005, we have incurred losses. If we continue to incur losses, the price of our shares can be expected to fall. We may continue to incur substantial and continuing net losses beyond the next six months. We may never generate substantial revenues or reach profitability.

OUR INDEPENDENT ACCOUNTANTS HAVE ISSUED A GOING CONCERN OPINION AND IF WE CANNOT OBTAIN ADDITIONAL FINANCING, WE MAY HAVE TO CURTAIL OPERATIONS AND MAY ULTIMATELY CEASE TO EXIST.

Our auditors, GHP Horwath, PC, included an explanatory paragraph in their Report of Independent Registered Public Accounting Firm on our December 31, 2004 consolidated financial statements indicating that there is substantial doubt about our ability to continue as a going concern. We will require additional funds in the future, and any independent auditors report on our future financial statements may include a similar explanatory paragraph if we are unable to raise sufficient funds or generate sufficient cash from operations to cover the cost of our operations. The existence of the explanatory paragraph may adversely affect our relationship with prospective customers, suppliers and potential investors, and therefore could have a material adverse effect on our business, financial condition and results of operations.

OUR  CONTINUED  EXISTENCE  IS  DEPENDENT  UPON  OUR  ABILITY TO RAISE ADDITIONAL
CAPITAL,  WHICH  MAY  NOT  BE  READILY  AVAILABLE.

There is currently limited experience upon which to assume that our business will prove financially profitable or generate more than nominal revenues. From inception, we have generated funds primarily through the sale of securities. We may not be able to continue to sell additional securities. We expect to raise funds in the future through sales of our debt or equity securities until a time, if ever, that we are able to operate profitably. We may not be able to obtain funds in this manner or on terms that are beneficial to us. Our inability to obtain needed funding can be expected to have a material adverse effect on our operations and our ability to achieve profitability. If we fail to generate increased revenues or fail to sell additional securities you may lose all or a substantial portion of your investment.

WE DEPEND ON CERTAIN CUSTOMERS AND IF WE LOSE ONE OF OUR SIGNIFICANT CUSTOMERS, OUR REVENUES MAY SUBSTANTIALLY DECREASE AND OUR BUSINESS MAY FAIL.

During 2004, three customers accounted for approximately 26%, 20% and 12% of sales, respectively. During 2003, two customers accounted for approximately 47% and 31% of sales, respectively. The same customers represented the largest percentage of sales in both 2004 and 2003. If either of these two customers stop generating orders for us altogether, and we are unable to obtain comparable orders from other customers, our revenues would decrease and our business could fail.

                                        5

OUR DEPENDENCE ON PROPRIETARY TECHNOLOGY AND A LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE IN THE MARKET.

We currently have two patent applications pending. We plan to file additional patent applications for future products or services, although we may not do so, or they might not be approved. Our success is dependent in part on our ability to obtain and maintain patent protection for our products, maintain trade secret protections and operate without infringing the patent or proprietary rights of others. A successful challenge to our ownership of our technology could materially damage our business prospects. Our patent pending applications may not be granted to us. We may not be able to develop additional products that are patentable. Any patents issued to us may not provide us with any commercial advantage. Any of our products may infringe on the patent rights of others. If any of our products are found to infringe on any other patents, we may not be able to obtain licenses to continue and manufacture and license these products or we may have to pay damages as a result of an infringement. Even if our patent applications are approved, the commercial application of the product may not result in any profits to us.

WE DEPEND ON KEY PERSONNEL AND OUR BUSINESS COULD BE ADVERSELY AFFECTED IF THEY WERE TO DEPART.

Our success depends to a significant degree upon the continued contributions of our key management, marketing, service and related product development and operational personnel. Our business requires a highly skilled management team. The technical nature of our products requires an engineer proficient in the provision of wireless systems and controlling electrical switches. Additionally, we require a person with the understanding of the potential applications for our products to a multitude of industries ranging from the electric utility industry to the information technology industry. Two employees, Eric Berg and Myron Anduri, are particularly valuable to us because they possess specialized knowledge about our company and operations and both have specialized skills for our operations making them very difficult to replace. Doug Saathoff currently serves as our Chief Executive Officer, and has experience in raising capital for small cap companies and providing financial oversight that is vital to our ongoing success. We do not currently have employment agreements with Messrs. Anduri, Berg and Saathoff that prohibit them from competing with us upon termination of their employment. Our business may not be successful if, for any reason, any of these officers ceased to be active in our management.

THE LIMITED PUBLIC MARKET FOR OUR SHARES MAY MAKE IT DIFFICULT TO TRANSFER OUR SHARES.

Although our stock is traded on the over-the-counter bulletin board, there is limited trading in our stock and thus no established market for our securities. Holders of our stock may find it difficult to trade their shares until a time that there is a more established market for our securities.

WE DO NOT ANTICIPATE DECLARING ANY DIVIDENDS IN THE FORESEEABLE FUTURE AND MAY NEVER DO SO.

We anticipate that, following the completion of this offering and for the foreseeable future, earnings, if any, will be retained for the development of our business and will not be distributed to shareholders as cash dividends. The declaration and payment of cash dividends, if any, by us at some future time will depend upon our results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and any other factors deemed relevant by our Board of Directors.

                          RISKS RELATED TO OUR INDUSTRY

WELL-FUNDED COMPETITORS COULD ENTER THE MARKET WITH SIMILAR PRODUCTS AND, IF WE CAN NOT EFFECTIVELY COMPETE, OUR BUSINESS MAY FAIL.

To our knowledge, we are the only company to develop and market an easy to use "plug and play" intelligent wireless remote control device. While we have extensive knowledge of utilizing a paging network to provide remote control services, we are not the only company with this knowledge. If another company enters the market, we may have to lower our prices to compete which could adversely affect our revenues. We may also have to increase our costs to differentiate our products. Even if we lower our prices or differentiate our products, we may not be able to compete effectively. If we can not compete effectively, our business may fail.

IF THE COSTS OF CELLULAR SERVICE DECREASE, WE MAY HAVE TO ADAPT OUR PRODUCTS FOR CELLULAR TECHNOLOGY WHICH WOULD INCREASE OUR COSTS AND ADVERSELY AFFECT OUR GROSS PROFITS.

While paging is a very low cost telecommunications medium that enjoys extensive geographic coverage both in the United States and abroad, cellular service now has vast geographic reach as well. Moreover, while the costs of using cellular service for remote control currently are significantly higher than paging, cellular costs may eventually come down to an affordable price for remote control. In this case, to remain competitive, we would have to expend resources to adapt our products for cellular technology, or develop or acquire a cellular product of our own.

                                        6

WE ARE DEPENDENT UPON THIRD-PARTY SUPPLIERS FOR PAGING AND SATELLITE SERVICES AND MAY BE UNABLE TO FIND ALTERNATIVE SUPPLIERS.

We rely on other companies to supply key components of our network infrastructure, including paging carriers and satellite providers, both of which are critical to our ability to provide remote control services to our customers. We have only a few long-term agreements governing the supply of many of paging services and are dependent upon a third party for several of the other paging services that serve our customers. Additionally, we have only one contract with a satellite carrier. If we were unable to continue to obtain these services, at a commercially reasonable cost, it would adversely affect our business, financial condition and results of operations.


IF OUR PRODUCTS FAIL TO GAIN WIDESPREAD MARKET ACCEPTANCE, OUR ABILITY TO GENERATE SUFFICIENT REVENUES OR PROFIT MARGINS WILL BE LIMITED.

There may not be sufficient demand for our products to enable us to become profitable. We do not know whether any of our products will be sold in sufficient numbers to provide enough revenues to cover operating expenses. In addition, if the electric utility industry develops alternative conservation or load control devices, it could have an adverse effect on our sales.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE IS VOLATILE AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES FOR HIGHER THAN WHAT YOU PAID.

Our common stock is quoted on the "OTC - Bulletin Board Service" under the symbol "NIHK.OB." The market price of our common stock has been and is likely to continue to be highly volatile and subject to wide fluctuations due to various factors, many of which may be beyond our control, including: annual variations in operating results; announcements of technological innovations or new software, services or products by us or our competitors; and changes in financial estimates and recommendations by securities analysts. In addition, there have been large price and volume fluctuations in the stock market, which have affected the market prices of securities of many technology and services companies, often unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of our common stock. In the past, volatility in the market price of a company's securities has often led to securities class action litigation. This litigation could result in substantial costs and diversion of our attention and resources, which could have a material adverse effect on our business, financial condition and operating results.

EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF SECURITIES PURSUANT TO OUR INVESTMENT AGREEMENT WITH DUTCHESS.

The sale of shares pursuant to our Investment Agreement with Dutchess may have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares we will have to issue to Dutchess to draw down on the full equity line with Dutchess. If our stock price decreases, then our existing stockholders would experience greater dilution. At a stock price of $0.12 or less, we would have to issue all 40,000,000 shares registered under this offering in order to draw down on the full equity line.

DUTCHESS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our common stock to be issued under our agreement with Dutchess will be purchased at a 5% discount to the lowest closing best bid price during the five days immediately following our notice to Dutchess of our election to exercise our put right. Dutchess has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Dutchess sells our shares, the price of our stock could decrease. If our stock price decreases, Dutchess may have a further incentive to sell the shares of our common stock that it holds. The discounted sales under our agreement with Dutchess could cause the price of our common stock to decline.

                                        7

WE WILL NEED TO RAISE ADDITIONAL FUNDING AND IF WE ISSUE SUBSTANTIAL AMOUNTS OF COMMON STOCK, CURRENT STOCKHOLDERS MAY EXPERIENCE DILUTION AND OUR STOCK PRICE MAY DECREASE.

We will need to raise additional funding to implement our business plan. As a result, we may issue substantial amounts of common or preferred stock. Sales of substantial amounts of common stock could have a material dilutive effect on shareholders. Additionally, it may be necessary to offer warrants or other securities to obtain strategic relationships or to raise additional capital. All of these issuances will dilute the holdings of existing shareholders thereby reducing the holder's percentage ownership and possibly lowering the price of our common stock.

WE MUST COMPLY WITH PENNY STOCK REGULATIONS THAT COULD EFFECT THE LIQUIDITY AND PRICE OF OUR STOCK.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in these securities is provided by the exchange or system. Prior to a transaction in a penny stock, a broker-dealer is required to:

-  deliver  a  standardized  risk  disclosure  document  prepared  by  the  SEC;

- provide the customer with current bid and offer quotations for the penny stock;

- explain the compensation of the broker-dealer and its salesperson in the transaction;

- provide monthly account statements showing the market value of each penny stock held in the customer's account;

- make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's executed acknowledgement of the same; and

-  provide  a  written  agreement  to  the  transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock. Because our shares are subject to the penny stock rules, you may find it more difficult to sell your shares.

                                USE OF PROCEEDS

Up to 2,614,500 shares of common stock covered by this prospectus will be sold by selling shareholders, who will receive the shares pursuant to the conversion of Special Warrants and the exercise of the underlying common stock purchase warrants. The selling shareholders will receive all of the proceeds from such sales. We received $232,400 from the sale of 1,162,000 Special Warrants, and paid $43,625 in related expenses. First Associates received a warrant to purchase 145,250 Special Warrants in return for sponsoring the placement of the Special Warrants. We will receive the proceeds from the exercise price of the warrant by First Associates and from the exercise of any of the common stock purchase warrants, if they are exercised. The warrants can be exercised for $0.30 per share of common stock and expire two years from their date of issuance. If First Associates converts their warrant, and all of the common stock purchase warrants are exercised, we will receive $421,225 in gross cash proceeds. We do not know if we will receive any proceeds from the warrant issued to First Associates in the near future, nor do we expect to receive proceeds from the exercise of the common stock purchase warrants at $0.30 in the near future because, as of November 18, 2004, the closing price of our stock was $0.125.

Up to 8,000,000 shares of common stock covered by this prospectus will be sold by Dutchess, who will receive all of the proceeds from such sales. We received $250,000 in proceeds from the sale of convertible debentures.

Up to 250,000 shares of common stock covered by this prospectus will be sold by Dutchess, who will receive the shares pursuant to the exercise of warrants issued by us along with the convertible debentures. Dutchess will receive all of the proceeds from such sales. We will receive the proceeds from the exercise of the warrants. The warrants can be exercised for $0.125 per share of common stock and expire on August 10, 2009. If all of the warrants are exercised, we will receive $31,250 in proceeds.

Up to 40,000,000 shares of common stock covered by this prospectus will be sold by Dutchess, who will receive all of the proceeds from such sales. However, we could receive up to $10,000,000 in proceeds from the sale of our common shares pursuant to our Investment Agreement with Dutchess.

For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds received or expected to be received subsequent to June 30, 2004. The gross proceeds shown below consist of $31,250 from the Dutchess warrants, and a range of proceeds from the Investment Agreement. The gross proceeds shown below do not include proceeds from the issuance of any additional Special Warrants at $0.20 or from the exercise of the common stock warrants underlying the Special Warrants at $0.30, because those prices are well above our recent closing stock prices. Estimated expenses of the Offering include a 5% commission on the proceeds from the Debenture Agreement and the Investment Agreement.

                                        8



                                                 Proceed if 100%   Proceeds if 50%   Proceeds if 25%   Proceeds if 10%
                                                 of Investment     of Investment     of Investment     of Investment
                                                 Agreement         Agreement         Agreement         Agreement
                                      Priority   Sold              Sold              Sold              Sold

 Gross Proceeds                                       $10,031,250        $5,031,250        $2,531,250        $1,031,250
 Estimated expenses of the Offering                       525,000           275,000           150,000            75,000
                                                 ----------------  ----------------  ----------------  ----------------
Net proceeds                                           $9,506,250        $4,756,250        $2,381,250          $956,250
                                                 ================  ================  ================  ================


Working capital and general
corporate expenses                      1st            $3,000,000        $2,500,000        $2,000,000          $900,000
Expansion of internal operations        2nd            $2,000,000        $1,000,000          $381,250           $56,250
Potential acquisition costs(1)          3rd            $4,506,250        $1,256,250                $-                $-
                                                 ----------------  ----------------  ----------------  ----------------
                                                       $9,506,250        $4,756,250        $2,381,250          $956,250
                                                 ================  ================  ================  ================

(1)  From  time to time we evaluate opportunities to make acquisitions of assets or  businesses  that we believe would help us achieve our goal of profitability, but  we  are  not  currently  planning  any  material  acquisitions.



Proceeds of the offering which are not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds and other high-grade, short-term interest-bearing investments.

                         DETERMINATION OF OFFERING PRICE

The selling stockholders may sell shares in any manner at the current market price or through negotiated transactions with any person at any price.

                                    DILUTION

Our net tangible book value as of June 30, 2004 was ($1,001,870), or ($0.04) per share of common stock. Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Net tangible book value as of June 30, 2004 is calculated by subtracting our net intangible asset of $8,658 from net total book value (total assets less total liabilities) of ($993,212). Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued to Dutchess Private Equities Fund II under the Debenture Agreement and Investment Agreement, and to any additional purchasers of Special Warrants and their underlying common stock purchase warrants. The amount of dilution resulting from share issuances to Dutchess will be determined by our stock price at or near the time of the conversion of the debentures by Dutchess or the put of shares to Dutchess by us. The amount of dilution resulting from share issuances to purchasers of Special Warrants will depend on how many additional Special Warrants are sold by us and how many of the underlying common stock purchase warrants are exercised. The following example shows the dilution to new investors assuming i) no additional sales of Special Warrants and no exercises of the underlying common stock purchase warrants; ii) The conversion of all $250,000 convertible debentures at $0.09 which is based on our closing bid price of $0.12 on October 29, 2004; iii) the exercise of 250,000 warrants at $0.125 issued with the convertible debentures, and iv) the issuance of 100%, 50%, 25% and 10% of the 40,000,000 shares of common stock to Dutchess Private Equities Fund at an assumed offering price of $0.13 per share which is based on the closing price of our common stock on October 29, 2004 of $0.14 adjusted for the 5% discount at which we will issue shares under our agreement with Dutchess Private Equities Fund. The discount is defined as 95% of the lowest closing bid price of our common stock during the five consecutive trading day period immediately following our notice to Dutchess Private Equities Fund of our election to exercise our put rights.

Using the above assumptions, less $25,000 of offering expenses and 5% cash commission, our pro forma net tangible book value as of June 30, 2004 would have been as follows:

                                        9



Pro Forma Effects of Dilution from Offering:
Assumed percentage of shares issued                             100%         50%          25%        10%
Number of shares issued (in millions)                           40           20           10          4
Assumed public offering price per share                        $0.13        $0.13        $0.13       $0.13
Stock discount recognized as interest expense                  $363,333     $223,333     $153,333    $111,333
Net tangible book value per share before this offering        ($0.04)      ($0.04)      ($0.04)     ($0.04)
Net tangible book value after this offering                    $3,932,547   $1,545,548   $352,049   ($364,050)
Net tangible book value per share after this offering          $0.06        $0.03        $0.01      ($0.01)
Dilution of net tangible book value per share to new investors $0.12        $0.11        $0.11       $0.9
Increase in net tangible book value per share to existing
shareholders                                                   $0.10        $0.07        $0.05       $0.03

You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Debenture Agreement and the Investment Agreement to Dutchess. That is, as our stock price declines, we would be required to issue a greater number of shares under the Debenture Agreement for a conversion and under the Investment Agreement for a given advance. This inverse relationship is demonstrated by the table below, which shows the number of shares to be issued under the Debenture Agreement at a price of $0.09 per share and the Investment Agreement at a price of $0.13 per share, and 25%, 50% and 75% discounts to those prices.




% discount                0%           25%             50%             75%
Offering price(1)        $0.13        $0.10           $0.07           $0.03
Conversion price(2)      $0.09        $0.07           $0.05           $0.02
No of shares(3)           10,769,231   14,358,974      21,538,462      43,076,923
No of shares(4)           2,777,778    3,703,704       5,555,556       11,111,111
Total outstanding(5)      40,080,697   44,596,366      53,627,705      80,721,722
% outstanding(6)          34%          41%             51%             67%


(1)  Represents  sales  price  under  Investment  Agreement.

(2)  Represents  conversion  price  under  Debenture  Agreement.

(3) Represents the number of shares of common stock to be issued at the prices set forth in the table to generate $1.4 million in gross proceeds under the Investment Agreement.

(4) Represents the number of shares of common stock to be issued at the prices set forth in the table upon conversion of $250,000 in convertible debentures.

(5) Represents the total number of shares of common stock outstanding after the issuance of the shares from (3) and (4) above, assuming no issuance of any other shares of common stock.

(6) Represents the shares of common stock to be issued as a percentage of the total number shares of common stock outstanding (assuming no exercise or conversion of any options, warrants or other convertible securities).


                            SELLING SECURITY HOLDERS

Based upon information available to us as of November 18, 2004, the following table sets forth the names of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholders as a gift, pledge, distribution or other non-sale related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

                                     10



                                                                                                                       Percentage
                                                                                                                         Owned
                    Ownership Before Offering         Shares Being Offered        Shares after the Offering (1)        After the
                                                                                                                      Offering(2)
                  ----------------------------       -----------------------     -----------------------------       --------------
Dutchess Private Equities
Fund II, LP  (3)                            0                       48,250,000                              0                    0%
312 Stuart St., Third Floor
Boston, MA 02116

U.S. Euro Securities                2,100,000                        2,000,000                        100,000                     *
330 Washington Blvd,, Ste 706
Marina del Rey, CA 90292 (5)

Christopher Vorberg                 1,420,000                      1,100,000(4)                       320,082                    1%
7671 Abercrombie Drive,
Richmond, British Columbia, Canada

Rod Saville                           600,000                        600,000(4)                             0                    0%
7987 Wentworth Drive SW,
Calgary, Alberta, Canada

Douglas Hunter                        544,000                        500,000(4)                        44,000                     *
1420 Joliet, Ave., SW,
Calgary, Alberta, Canada

Fraser Hindson                        179,000                        124,000(4)                        55,000                     *
5099 Topaz Place,
Richmond, British Columbia, Canada

First Associates                            0                        290,500(4)                             0                     0
Suite 500, Bentall Five,
550 Burrard St.
Vancouver, BC V6C 2B5 (6)


* Less than 1%
(1)The numbers assume that the selling stockholder have sold all of the shares offered hereby prior to completion of this offering.
(2)Based  on  30,622,518  shares  outstanding  as  of  November  18,  2004.
(3)Michael   Novielli   and   Douglas  Leighton  are  the  Managing  Members  of
   Dutchess Capital Management, LLC, which is the General Partner of Dutchess Private Equities Fund II, LP.
(4)Shares that may be acquired pursuant to our Special Warrant offering. Our Special Warrant offering resulted in the issuance of 1,162,000 Special Warrants to accredited investors, and an option to First Associates
   Allowing them to purchase an additional 12.5 percent, or 145,250, of the Total number of Special Warrants sold. Each Special Warrant is convertible into one share of our common stock and one common stock purchase warrant to purchase a share of our common stock for $0.30 per share. The number of shares reflects the underlying shares for both the Special Warrant and the purchase warrant.
(5)The principals of U.S. Euro Securities are Michael R. Fugler, Chairman, and Ray Dowd, President.
(6)The principals of First Associates are William Packham, Chairman and Chief Executive Officer, and Stuart R. Raftus, President and Chief Operating Officer.

                              PLAN OF DISTRIBUTION

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares from time to time:

- in transactions on the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale; or

- in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

-  at  prices  related  to  prevailing  market  prices,  or

-  in  negotiated  transactions,  or

-  in  a  combination  of  these  methods  of  sale;  or

-  any  other  method  permitted  by  law.

                                      11

The selling stockholders may be deemed underwriters. The selling stockholders may effect these transactions by offering and selling the shares directly to or through securities broker-dealers, and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom these broker-dealers may act as agent or to whom the selling stockholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

Dutchess Private Equities Fund, II, First Associates and U.S. Euro Securities and any broker-dealers who act in connection with the sale of our shares will be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal will be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of this distribution. In addition and without limiting the foregoing, the selling security owners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholders that they may not:

-  engage  in  any  stabilization activity in connection with any of the shares;

-  bid  for  or  purchase any of the shares or any rights to acquire the shares,

- attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or

- effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.


We have informed the selling stockholders that they must affect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

In the absence of the registration statement to which this prospectus is a part, certain of the selling stockholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

We engaged U.S. Euro Securities as our placement agent with respect to the securities to be issued under the Equity Line of Credit. To our knowledge U.S. Euro Securities has no affiliation or business relationship with Dutchess Private Equities Fund II. U.S. Euro Securities is our exclusive placement agent in connection with the Investment Agreement. We agreed to pay U.S. Euro Securities 5% of the Put Amount on each draw. The Placement Agent agreement terminates when our Investment Agreement with Dutchess Private Equities Fund II terminates pursuant to the terms of that Investment Agreement.

We engaged First Associates as the underwriter with respect to the Special Warrants. To our knowledge, First Associates has no affiliation with Dutchess Private Equities Fund, II. First Associates received a cash commission of 8%, or $18,592, of the gross proceeds from the sale of the Special Warrants and 12.5% of the amount of Special Warrants sold for a total number of Special Warrants for First Associates of 145,250.


                                      12

                                LEGAL PROCEEDINGS

In April 2004, the Company, along with current officers, board members, and several of the Company's former directors, were sued in the Colorado District Court by a former director (Larry Brady) and former member of management (Mark Brady, Larry's son) for, among other things, breach of contract for unlawful termination and failure to provide stock allegedly promised during their service as Company director and Chief Financial Officer, respectively, for part of 2001 and part of 2002. The Company denied the allegations. Further, the Company counter-sued the Bradys for non-performance and breach of fiduciary duties. Pursuant to a court order, dated June 23, 2005, the judge terminated the Bradys' lawsuit, dismissing it, outright. In July of 2005, in an effort to bar the Bradys from raising these issues in the future, the Company engaged in a mutual release of all claims and issued a total of 250,000 shares of unregistered common stock and $10,000 to Lawrence Brady, Mark Brady, and their counsel. The Company recognized $32,500 in expenses for the quarter ended June 30, 2005 in relation to this settlement.

     DIRECTORS, EXECUTIVE OFFICERS, SIGNFICANT EMPLOYEES AND CONTROL PERSONS

The  following  persons  are  executive  officers  and directors of the Company:

H.  Douglas  Saathoff,  43  -  Chief  Executive Officer, Chief Financial Officer

H. Douglas "Doug" Saathoff, CPA, joined the Company as its full-time Chief Financial Officer on January 1, 2003 after serving in that capacity on a part-time consulting basis beginning in October 2002. On March 26, 2003, he was promoted to the position of Chief Executive Officer. Prior to joining the
Company,  he  served  as  Chief  Financial Officer for ATSI Communications, Inc.
(AMEX: AI), from June 1994 through July 2002 and as a Board Member of ATSI's publicly traded subsidiary, GlobalSCAPE, Inc. (GSCP.OB) from April 1997 through June 2002. During his tenure at ATSI, he was directly responsible for establishing and monitoring all accounting, financial, internal reporting and external reporting functions, and had primary responsibility for fundraising efforts. ATSI raised over $60 million in debt and equity financing from both individuals and institutions during Doug's tenure, and moved from the Canadian OTC market to the U.S. OTC market and eventually to a listing on the American Stock Exchange in February 2000. ATSI grew from San Antonio-based start-up with 11 employees to an international operation with in excess of 500 employees and operations in the U.S., Mexico, Costa Rica, Guatemala and El Salvador with annual revenues in excess of $60 million. He was instrumental in the acquisition of subsidiaries and customer bases, as well as the divestiture of GlobalSCAPE in June 2002. Prior to joining ATSI, Doug served as the Accounting Manager, Controller and Financial Reporting Manager for U.S. Long Distance Corp. from
1990 to 1993. While at USLD he was responsible for supervising all daily accounting functions, developing internal and external financial reporting of budgeted and actual information, and for preparing financial statements for shareholders, lending institutions and the Securities and Exchange Commission. Doug also served as Senior Staff Accountant for Arthur Andersen & Co. where he planned, supervised and implemented audits for clients in a variety of industries, including telecommunications, oil & gas and financial services. Doug graduated from Texas A&M University with a Bachelor of Business Administration degree in Accounting.

Myron  Anduri,  49  -  President

Mr. Anduri joined the Company in January 2000 and was promoted to President in December 2003 from his previous position as Vice President of Sales. From 1999 to 2000 he was Vice President-New Business Development for Kyocera Solar Inc. of Scottsdale, Arizona. While with Kyocera, he worked to develop new market areas for the company's solar power products. From 1997 to 1999 he served as Vice President- Telecommunications Division, a $21 million international unit, where he managed all sales and engineering efforts. From 1993-1997 Mr. Anduri was Senior Vice President-Marketing and Sales for Photocomm Inc. a Nasdaq-traded company based in Scottsdale Arizona, which was ultimately acquired by Kyocera in 1997. He also served as Vice President-Industrial Division of Photocomm from 1989-1993 and was the Rocky Mountain Regional Manager from 1987-89. Mr. Anduri holds a BA in Economics from Colorado State University.

Max  Polinsky,  47  -  Chairman  of  the  Board

Mr. Polinsky was elected a member of the Board in April 2002 and is a member of our audit committee. He is a director and principal of Venbanc, Inc., an investment and merchant bank located in Winnipeg, Manitoba Canada that he founded with a partner in 1994. Venbanc specializes in the structuring and financing of start-up companies and provides follow-up financial and management advisory assistance. It has successfully funded and taken public several companies in Canada and the United States in the past ten years. Prior to this Mr. Polinsky was the general manager of City Machinery Ltd., a nationwide power transmission parts distributor with offices across Canada. He began his career as a stockbroker at Canarim Investment Corp. (now Canaccord Capital) in 1982. Mr. Polinsky graduated with honors from the University of Manitoba with a degree in Business Administration, Finance Major.

                                       13

Patrick  A.  Gorman,  40  -  Board  Member

Mr. Gorman was elected a member of the Board in April 2002, and is a member of the compensation committee. He is the managing director of Gorman and Associates, Inc., a strategic consulting firm for corporate and government affairs. Since its inception, the company has been dedicated to being the preeminent business development firm for companies seeking to do business with the Fortune 500 as well as the advisory firm of choice in understanding the federal government in Washington, D.C. Mr. Gorman's focus at Gorman and Associates, Inc. includes law and the legislative process, communications, government relations, and operations. Over the last 10 years, he has advised corporations, NGOs, non-profits, and individuals on issues pertaining to criminal law, the environment, telecommunications, international trade, fund raising, community development, media relations, and alternative dispute resolution. Mr. Gorman is a member of the Advisory Board of New Media Strategies, Inc., an Internet service provider focused on public relations, communications, and viral marketing. Mr. Gorman is also a Board member of the Echo Hill Campership Fund, a local non-profit whose mission is to send the neediest, very low-income, inner-city youths to camp on the Chesapeake Bay. Mr. Gorman is admitted to practice law in Maryland and the District of Columbia and has successfully appeared at the administrative, district, circuit, and appellate court levels.

On November 26, 2003, each member of the Board of Directors was elected for a one-year term or until their successor shall have been elected and qualified.



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


                       BENEFICIAL OWNERS OF MORE THAN 5% OF NIGHTHAWK SYSTEMS, INC. COMMON STOCK

                         NAME AND ADDRESS OF BENEFICIAL                  AMOUNT AND NATURE OF       PERCENT OF
TITLE OF CLASS. . . . . . . . . .. .  OWNER                              BENEFICIAL OWNERSHIP          CLASS


Common stock. . . . . . . . .   Steven Jacobson                              3,705,317 (a)(b)           9.6%
                                6600 E Hampden Ave
                                3rd Floor
                                Denver, CO  80224

Common stock. . . . . . . . . . Herbert I. Jacobson                          2,636,800 (c)              7.1%
                                1011 S. Valentia St., #87
                                Denver, CO 80247

Common stock. . . . . . . . . . Myron Anduri                                3,124,815 (d)              8.2%
                                P.O. Box 1051
                                Fairplay, CO 80440


Common stock. . . . . . . . . . Tomas Revesz                                 3,156,884 (e)              8.3%
                                P.O. Box 2498
                                McAllen, TX 78502

NOTES:

(a) Includes 150,000 shares under options which are vested or vest within 60 days, and 1,875,317 shares held under in an irrevocable voting agreement with Myron Anduri which was executed on September 8, 2003 and which will survive for a period of five years from that date. See Note (d) below.

(b) Includes 550,000 shares held in a trust that expires on 6/11/06 for Aaron Guth and 550,000 shares held in a trust that expires on 3/31/09 for Adam Guth. Steve Jacobson acts as trustee for both trusts, and has all rights afforded any shareholder, including voting rights, until the trusts expire.

(c) Includes an indeterminate number of shares held in the name of Mr. Jacobson's wife, Sharon Jacobson.

(d) Includes 431,416 shares and 166,666 under warrants and options, respectively, which are exercisable within 60 days. Also includes 1,875,317 shares held under an irrevocable voting agreement with Steve Jacobson which was executed on September 8, 2003 and which will survive for a period of five years from that date. Pursuant to this agreement, Mr. Anduri has the right to vote the proxy of said shares on all matters submitted to a vote of the shareholders with the single exception of votes on any proposal to change fifty one percent (51%) or more of the ownership of the Company. Mr. Anduri receives no economic benefits from the shares subject to this Voting Agreement.

(e) Includes 2,010,050 shares under warrants, exercisable at any time up to March 31, 2005, and 750,000 shares that are convertible at any time under a promissory note. The warrants expired unexercised on April 1, 2005.

                                       14




                       BENEFICIAL OWNERS OF MORE THAN 5% OF NIGHTHAWK SYSTEMS, INC. COMMON STOCK

                         NAME AND ADDRESS OF BENEFICIAL                  AMOUNT AND NATURE OF       PERCENT OF
TITLE OF CLASS. . . . . . . . . .. .  OWNER                              BENEFICIAL OWNERSHIP          CLASS


Common stock. . . . . . . . .   Max  Polinsky                               925,000 (a)                 2.6%
                                138 Portage Ave. East, Ste. 406
                                Winnipeg, Manitoba R2CAO1

Common stock. . . . . . . . . . Patrick Gorman                              675,000 (b)                 1.9%
                                1666 K Street NW, Ste 500
                                Washington, D.C. 20006

Common stock. . . . . . . . . . H. Douglass Saathoff                         781,658 (c)                2.2%
                                25106 Callaway
                                San Antonio, TX 78258

Common stock. . . . . . . . . . Myron Anduri                                3,124,815 (d)              8.2%
                                P.O. Box 1051
                                Fairplay, CO 80440

 Common stock                   Directors and officers as a group           5,506,473                 13.7%

NOTES:

(a) Includes 200,000 shares that are owned by Venbanc, Inc., of which Mr. Polinsky is a partner, and 575,000 shares under options exercisable within 60 days.

(b)     Includes  575,000  shares  under  options  exercisable  within  60 days.

(a)     Includes  333,334  shares  under  options  exercisable  within  60 days.

(d) Includes 431,416 shares and 166,666 under warrants and options, respectively, which are exercisable within 60 days. Also includes 1,875,317 shares held under an irrevocable voting agreement with Steve Jacobson which was executed on September 8, 2003 and which will survive for a period of five years from that date. Pursuant to this agreement, Mr. Anduri has the right to vote the proxy of said shares on all matters submitted to a vote of the shareholders with the single exception of votes on any proposal to change fifty one percent (51%) or more of the ownership of the Company. Mr. Anduri receives no economic benefits from the shares subject to this Voting Agreement.




                                    NUMBER OF SECURITIES
                                    REMAINING AVAILABLE FOR
                                    FUTURE ISSUANCE UNDER
                                    NUMBER OF SECURITIES      EQUITY COMPENSATION
                                    TO BE ISSUED UPON         WEIGHTED AVERAGE       PLANS (EXCLUDING
                                    EXERCISE OF               EXERCISE PRICE OF      SECURITIES REFLECTED IN
PLAN CATEGORY. . . . . . . . . . .  OUTSTANDING OPTIONS       OUTSTANDING OPTIONS    COLUMN (A)

                                            (a)                      (b)                     (c)

Nighthawk Systems, Inc. 2003 Stock
 Option Plan approved by security
Holders. . . . . . . . . . . . . .      3,035,000                  $0.17                 1,335,000



                                       15

                           DESCRIPTION OF COMMON STOCK

Our Certificate of Incorporation authorizes us to issue 50,000,000 shares of common stock, par value $.001 per share. The number of shares of common stock issued and outstanding on November 18, 2004 was 30,622,518 shares. We do not have enough authorized shares to issue all of the shares on this registration statement. We intend to hold a special meeting for the purpose of increasing our authorized shares.

VOTING RIGHTS. The holders of shares of common stock are entitled to one vote, either in person or by proxy, per share on each matter submitted to a vote of stockholders. At each election of Directors, every stockholder entitled to vote in such election shall have the right to vote in person or by proxy the number of shares owned by him or it for as many persons as there are directors to be elected and for whose election he or it has the right to vote, but the shareholder shall have no right to accumulate his or its votes with regard to such election. Holders of Common Stock have no preemptive or other rights to subscribe for shares.

DIVIDEND POLICY. All shares of common stock are entitled to receive when, as and if declared by our Board of Directors, out of the funds legally available thereof, the dividends payable in cash, common stock, or otherwise.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel within the meaning of those terms under Item 509 of Regulation S-B will receive a direct or indirect interest in our company or was a promoter, underwriter, voting trustee, director, officer, or employee. No expert has any contingent based agreement with us or any other interest in or connection to us.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated balance sheet as of December 31, 2004 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period ended December 31, 2004 included in this Prospectus, have been audited by GHP Horwath, P.C., independent registered public accounting firm, as stated in their report appearing herein.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article X of our Amended and Restated Articles of Incorporation and Bylaws state every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.


The Board of Directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons in accordance with the provisions contained in our Certificate of Incorporation and By-laws, Nevada law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will follow the court's determination.

                                       16

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We generally use words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements, including statements regarding our expansion plans. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in our "Risk Factor" section and elsewhere in this report. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

                             DESCRIPTION OF BUSINESS
General

Nighthawk Systems, Inc. ("Nighthawk" or "the Company") designs and manufactures intelligent remote power control products that are easy to use, inexpensive and can remotely control virtually any device from any location. Our proprietary, wireless products are ready to use upon purchase, so they are easily installed by anyone, regardless of technical ability, and are also easily integrated into third-party products, systems and processes. They allow for intelligent control by interpreting instructions sent via paging and satellite media, and execution of the instructions by 'switching' the electrical current that powers the device, system or process. Our intelligent products can be activated individually, in pre-defined groups, or en masse, and for specified time periods with a simple click of a mouse or by dialing a telephone number.

Our products have been uniquely designed and programmed to be simple and ready to use upon purchase by anyone, almost anywhere, at affordable prices. As such, it is the Company's goal to have its products become commonplace, accepted and used by businesses and consumers alike in their daily routines.

We save consumers and businesses time, effort and expense by eliminating the need for a person to be present when and where an action needs to be taken. By utilizing existing wireless technology, we give our users the flexibility to move their application from place to place, without re-engineering their network. Currently, most commercial control applications utilize telephone or Internet connections, which tether the system to a single location and have associated installation and monthly charges. Our products make companies more profitable by eliminating installation costs and monthly charges for telephone or Internet connections, and allow control of unmanned or remote locations that operate on traditional electrical power, solar or battery generated power.

Effective February 1, 2002, the Company acquired 100% of the issued and outstanding shares of Peregrine Control Technologies, Inc. ("PCT") in exchange for 14,731,200 post reverse split shares of the Company's common stock. In conjunction with the acquisition and the change in focus of the Company's business, the Company changed its name to Peregrine, Inc. on January 10, 2002 and later to Nighthawk Systems, Inc. on April 29, 2002. Prior to the acquisition of PCT, the Company had conducted a reverse split of its shares on a 1:100 basis, and had 4,600,256 shares outstanding. The acquisition was recorded as a reverse acquisition, with PCT being the accounting survivor.

PCT was originally incorporated as a Colorado company in 1992, and operated as a family-owned business specializing in paging repair. Through knowledge gained in the operation of the business, the Company began developing a specialized circuit board that could receive paging signals and switch electrical power. In its simplest form, the technology gave the user the ability to turn devices "on" or "off" from or to remote sites. Through limited marketing, the Company was able to solve specific control problems for both large and small companies through customization of the original circuit board.

As  of  the  date  of  this  report,  the Company has eight full time employees.

MISSION  STATEMENT

To become the premier provider of intelligent, wireless remote power control products and services that allow businesses and consumers to save time and money through more efficient management of resources.

                                       17

THE  MARKETPLACE

The controls industry is characterized by companies that sell remote asset management and tracking systems and related products. It is the Company's belief that there is almost no limit to the size of the remote control market; the application of remote control is limited only by one's imagination. Companies both large and small are seeking ways to save money and lower the risk of liability by replacing processes that require human intervention with processes that can be controlled remotely without on-site human intervention. Today, the remote control of physical assets and processes is performed primarily through the use of telephone and Internet based systems. However, these connections are expensive, requiring high monthly fees, and more importantly, they restrict the remote control to the availability of the physical connection between the person operating the remote control and the asset to be controlled. In contrast, Nighthawk's products are wireless and can therefore be operated from any location, without our device being connected to a telephone line or Internet connection. This means that the asset does not have to be tethered to a fixed location in order to be accessed. Moreover, Nighthawk's products are designed to work with a variety of wireless media including paging and satellite-based systems. Almost any device that runs off of an electrical current, whether battery, solar or line generated, can be controlled by a Nighthawk device. The Company has identified primary markets (Electric Utility, IT Professional, Emergency Management and Traffic Control), as well as secondary markets (Irrigation, Outdoor Advertising, Oil/Gas and Security) for its products.

TECHNOLOGY  AND  PRODUCTS

Nighthawk products have been in service for over six years, primarily to fit custom applications. Customers using Nighthawk products today include IBM, the Naval Air Warfare Center - Weapons Division, Mercury Online Solutions, and a number of electric utilities around the country. The Company has three distinguishing features that are not shared by its competitors in the market:
(i) its proprietary firmware and software (which together provide the intelligence for our solutions); (ii) the design of its products (which provides the ease with which they are installed and operated), and; (iii) the wireless-based medium typically used to operate its products (which allows for low cost access, security and flexibility). The Company's products are shipped ready for use and are pre-programmed before shipment to the customer.

Nighthawk's  products  and  suggested  applications:

-     NH1  &  NH100:  rebooting  or  on/off  applications  to  a  single device.
- NH8: rebooting or on/off applications for up to eight electrical devices from a single unit.
-     CEO700:  whole house disconnect/reconnect for the Electric Utility market.
-     PT1000:  designed  for OEM integration and control of up to eight devices.
- PT1-LC: designed for load control programs in the Electric Utility market.
- PT FAS: designed to aid in firehouse automation, the PT FAS will simultaneously print instructions, activate alarms, turn on lights, turn off stoves, open baydoors and activate outdoor flashing lights. The PT FAS is a low cost way for fire departments to automate critical tasks.
-     Hydro  1:  remote  irrigation  control.
-     AL100:  remote  public  alert  systems.
- ST1500: utilizing the Orbcomm satellite system, the ST1500 allows for rebooting and on/off applications for up to three devices anywhere in the world.

All of Nighthawk's products can be and have been modified to fit custom applications.

Through innovative engineering, Nighthawk's products typically utilize a common paging signal found virtually worldwide. Paging is often used because it is very secure, inexpensive, and easy to use. Customers can choose to source their own paging service or Nighthawk will arrange for the service directly. The Company also offers Windows-based software packages that enable customers to activate the remote control units from a PC. Paging, when combined with Nighthawk's proprietary firmware and software, allows for a "group call" feature whereby a user can access multiple sites at the same time using a single paging number. This exponentially increases the functionality and ease of use of the products. It is important to note that the Company's products can be adapted to function with any wireless, or wireline-based, communications medium.

In September 2003, the Company signed an agreement to become a value-added reseller for Orbcomm, a low-earth orbit ("LEO") satellite system. This relationship expands Nighthawk's coverage beyond the reach of paging and cellular systems and allows the Company to offer global solutions for companies that have global needs. Additionally, satellite technology enables Nighthawk's products to be used in conjunction with monitoring equipment due to the two-way communication capability. Unlike paging, which allows for one-way communication, satellite communications allow the customer to get confirmation from the device that the control has been effectuated or that the flow, for example, of liquids being monitored has been shut off or turned on, as the case may be.

                                       18

The Company completes the assembly of its products at its Denver, Colorado facility. The Company sub-contracts for assembly of various components, and utilizes several vendors for parts that do not require assembly. Parts and sub-assembly services are widely available. During the final assembly process, individual units are programmed depending on their destination or customer requirements, tested, and then shipped to the customer for installation.

In July 2003, the Company sold back the assets and liabilities it had acquired from Vacation Communication, Inc. in September 2001 to the original owners of Vacation Communication, Inc. The assets disposed of in the sale consisted primarily of a retail paging customer base. The Company now purchases wholesale paging services from paging carriers, including Vacation Communication, Inc., for regional, nationwide and international coverage. The Company utilizes these paging carriers to offer paging services to customers that buy Nighthawk products, but do not have their own private paging networks. Several customers own their own private paging networks and, hence, do not require Nighthawk to arrange for their paging services.

PATENTS  PENDING

The Company has two patent applications pending at the U.S. Patent Office: one is titled "Remote Disconnect for Utility Meters" and is for whole house disconnect systems, and the second is titled "Paging Remote Disconnect Systems" and is for the remote wireless control for turning on and off electrical and telephonic lines.

Under the first patent application, the user dials a pager number that is pre-programmed into the unit. The paging service then transmits a signal to a radio frequency ("RF") receiver in the module. The signal is then decoded and sent to a processor. The processor then causes a relay to open or close in accordance with the decoded signal in order to connect or disconnect the electrical power.

Under the second application, a user simply plugs the power cord or telecommunication line of their device, such as a computer or appliance, into the outlet of the module. The user is then able to dial a pager number that is pre-programmed. The paging service then transmits a signal to an RF receiver in the module. The signal is then decoded and sent to a processor. The processor then causes a relay to open or close in accordance with the decoded signal in order to activate the power supply or to turn the power off to the electronic device or to connect or disconnect the telecommunications line.

COMPETITION

We have three distinguishing features that are not shared by our competitors in the market: (i) our proprietary firmware and software, which together provide intelligent solutions; (ii) the design of our products, which provides the ease with which they are installed and operated; and (iii) the wireless-based medium typically used to operate our products, which allows for low cost access, security and flexibility.

Utility competition. Two of our competitors, Comverge, Inc. and Canon Technologies, Inc. evolved from software companies, and advertise that they provide complete, end-to-end solutions for utility load management. Their services are relatively expensive, and must be engineered into the utility's network. As an alternative, we offer equipment that is off-the-shelf and ready to use upon purchase, is easily installed and much less expensive. It is our belief that we offer a much more affordable solution that allows the utility to utilize information which already exists within its own network. Paging offers inexpensive and reliable access to the units, and also allows for a group call feature that enhances the ability to implement an effective load control program. As evidence of this, the Alabama Municipal Electric Authority ordered 5,000 Nighthawk load control circuit boards as part of a retro-fit of technology originally installed by Fisher Pierce. In addition, we repaired load control units during 2004 that were originally manufactured by KeySpan Energy and sold to PECO Energy. In light of advances made by us, KeySpan Energy no longer makes load control units, but has recommended to PECO Energy that they contact us for their load control needs. There is one other competitor that provides paging-based control boards and represents the closest direct competition to us, BLP Components, Ltd. This competitor provides components to us, and entered into the market when we were experiencing financial difficulties. The paging technology utilized by this competitor limits their coverage to urban areas. There is another competitor by the name of Telemetric Corporation within the electric utilities market, but their product is more expensive because it utilizes cellular technology, and it also does not afford the same coverage area as paging.

Rebooting competition. Remote rebooting of computers has historically utilized telephone lines or Internet-based technology to access the product. To our knowledge, we are the only company that offers paging-based rebooting units. Our units are competitively priced in comparison to alternative products, and offer the distinct advantage of being wireless, thus allowing the units to be moved from place to place without moving lines and incurring installation charges.

Wireless competition. Wireless remote control through the use of radio signals has historically been performed utilizing private system data radios, cellular telephones, or satellite-based systems. While our technology can be modified to utilize any of these wireless media, our core expertise has been in the use of paging. This medium, combined with our proprietary technology, allows for a high level of security, the lowest overall cost and greatest control flexibility. Only a handful of small, undercapitalized companies utilize paging for this purpose. To our knowledge, we are the only company emphasizing paging technology that manufactures a product that is ready-to-use upon receipt.

                                       19

SALES  AND  DISTRIBUTION

The Company believes that it has the opportunity to meet current demand for applications of its technology within specific markets, and to create opportunities in many other markets as well. Despite historically having little or no marketing resources to target these markets, customers in our targeted markets have found that the Company's technology successfully meets their needs. As such, Nighthawk will focus significant direct, and supplier-based, sales efforts in these industries.

Nighthawk's intelligent products attach to existing customer hardware and act as a "brain", receiving wireless instructions sent from a remote location, allowing the hardware to perform as instructed. As mentioned above, Nighthawk's products are typically set up to receive these instructions via a paging protocol, which allows for secure, reliable and low cost operation. Nighthawk products literally serve as the "intelligence" between the wireless service medium and the hardware that must perform the desired action. As such, we believe substantial opportunities exist to partner with wireless service providers as well as hardware manufacturers and dealers, each of which stand to gain from the use of Nighthawk's products. The Company will also attempt to establish itself as a supplier of products to paging and other wireless service providers, and establish dealer networks in a number of markets, including, but not limited to, computer controls, utilities, irrigation, traffic control, and wide area notification.

In early 2005, the Company expanded its sales force, hiring two seasoned sales professionals and has also established relationships with a number of distributors that service the electric utility industry

PREDECESSOR  OPERATIONS

The Company was incorporated as TPI, Inc., under the laws of the State of Utah on April 26, 1983. In 1985, the Corporation changed its situs from Utah to Nevada and its name to Connections Marketing Corp. In July 1992, the shareholders of the Corporation voted to change the name to LSI Communications, Inc. (LSI).

On June 21, 1999, the Company entered into a Plan of Acquisition with Coaching Institute, Inc., a Utah corporation, wherein the Company issued 2,500,000 shares of common stock for 85,000 shares, 85% of the outstanding common stock of Coaching Institute, Inc. The agreement provided for the Company to receive options to acquire the remaining 15% of the issued and outstanding stock of Coaching Institute, Inc. in exchange for 2,045,455 shares of the Company's common stock. In February 1, 2001, the Company exercised its option by issuing to Coaching Institute, Inc. 2,045,455 shares of its common stock valued at $2,045. After the acquisition, both companies were surviving with Coaching Institute, Inc. being a wholly owned subsidiary of LSI Communications, Inc.

The acquisition of Coaching Institute, Inc. was recorded using the purchase method of a business combination. Operating activities have been included from Coaching Institute in the consolidated financials since June 21, 1999. Due to the common ownership of Coaching and LSI, the Company valued the acquisition of Coaching Institute at its historical cost, which was $34,728.

In November 2001, the Company sold the assets and liabilities of Coaching Institute, Inc. to a major shareholder. The Company recognized a loss on the sale of $574,236. At the time of the reverse acquisition of PCT, the Company had no assets or liabilities, or ongoing operations.

NASD  OTC  Bulletin  Board  Quotations

From July 8, 2002 through May 23, 2003, our common stock traded on the Over the Counter Bulletin Board ("OTCBB") under the symbol "NIHK". From May 27, 2003 until November 25, 2003 our stock was traded on the pink sheets under the same symbol, after which our stock resumed trading on the OTCBB. For information concerning these stock quotations during the past two years, see the section entitled "Market for Common Equity And Related Stockholder Matters." The quotations presented do not represent actual transactions or broker/dealer markups, markdowns or commissions. On November 25, 2003, Nighthawk was cleared to resume trading on the OTCBB.

                                    EMPLOYEES

As of December 31, 2004, we had eight full time employees. We believe our relations with all of our employees are good.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following information should be read in conjunction with the Company's audited financial statements and the notes thereto for the fiscal years ended December 31, 2004 and 2003.

                                       20

General

The Company's financial results include the accounts of Nighthawk Systems, Inc. (formerly Peregrine, Inc.) and its subsidiary, Peregrine Control Technologies, Inc. ("PCT"). Effective February 1, 2002, the two companies were brought together under common management through an acquisition in which Peregrine, Inc. acquired all of the outstanding shares of PCT. Because Peregrine, Inc. issued more shares to acquire PCT than it had outstanding just prior to the acquisition, the transaction was accounted for as a reverse acquisition of Peregrine, Inc. by PCT. Peregrine, Inc. subsequently changed its name to Nighthawk Systems, Inc.

The Company designs and manufactures intelligent remote monitoring and power control products that are easy to use, inexpensive and can remotely control virtually any device from any location. Our proprietary, wireless products are ready to use upon purchase, so they are easily installed by anyone, regardless of technical ability, and are also easily integrated into third-party products, systems and processes. They allow for intelligent control by interpreting instructions sent via paging and satellite media, and executing the instructions by 'switching' the electrical current that powers the device, system or process. Our intelligent products can be activated individually, in pre-defined groups, or en masse, and for specified time periods with a simple click of a mouse or by dialing a telephone number.

Our products have been uniquely designed and programmed to be simple and ready to use upon purchase by anyone, almost anywhere, at affordable prices. As such, it is the Company's goal to have its products become commonplace, accepted and used by businesses and consumers alike in their daily routines.

We save consumers and businesses time, effort and expense by eliminating the need for a person to be present when and where an action needs to be taken. By utilizing existing wireless technology, we give our users the flexibility to move their application from place to place, without re-engineering their network. Currently, most commercial control applications utilize telephone lines, which tether the system to a single location and have associated installation and monthly charges. Our products make companies more profitable by eliminating installation costs and monthly charges for telephone lines, and allow for remote control of unmanned or remote locations that may operate on traditional electrical power, or solar or battery generated power.

Active applications for our intelligent products include, but are not limited to:
-     Rebooting  unmanned  computer  stations
-     Remote  switching  of  residential  power
-     Managing  power  on  an  electrical  grid
-     Activation/deactivation  of  alarm  and  warning  devices
-     Displaying  or  changing  a  digital  or  printed  message or warning sign
-     Turning  pumps  on  or  off
-     Turning  heating  or  cooling  equipment  on  or  off

Companies both large and small are seeking ways to save money and lower the risk of liability by replacing processes that require human intervention with processes that can be controlled remotely without on-site human intervention. Today, the remote control of industrial or commercial assets and processes is performed mainly through the use of telephone-line based systems. Opportunities exist for companies that provide intelligent wireless solutions, as telephone lines are expensive and limited in availability and function. Nighthawk's products are wireless, and can be designed to work with a variety of wireless media. The number of applications for wireless remote control is virtually limitless. The Company has identified primary markets (Utility, IT Professional, Traffic Control), as well as secondary markets (Irrigation, Outdoor Advertising, Oil/Gas, Security) for its products.

During 2003, the Company spent a significant amount of time resolving corporate governance and operational issues. This process culminated in the resignation of the Company's Chief Executive Officer in March 2003, the resignations of five board members including one who served as the Company's Chief Operating Officer during 2002, the disqualification and subsequent resignation of a sixth board member, and the disposal of the Company's paging operations that were originally purchased during 2001.

The Company has historically had minimum funds available to it to support its operations and has been largely dependent on the private equity placements with accredited investors to fund its negative cash flows. As such, minimum capital has been available historically to fund and sustain sales and marketing efforts. In August 2004, the Company signed a financing arrangement with Dutchess Private Equities, II, L.P. ("Dutchess") which was amended on August 26, 2004 and on September 24, 2004. Under the terms of the amended arrangement, the Company received a total of $250,000 under a debenture during the three-month period ended September 30, 2004. The Company also signed an investment agreement under which, subsequent to the December 2004 effectiveness of its SB-2 registration statement filed with the Securities and Exchange Commission
("SEC"),  Dutchess  has  agreed  to  purchase up  to  $10.0  million  in  common stock from the Company, at the Company's discretion, over the next three years, subject to certain limitations including the Company's then current trading volume. As is more fully explained in Liquidity and Capital Resources below, the Company began utilizing the investment agreement in December 2004 in order to implement a sales and marketing effort designed to generate revenues
during  2005.   This  effort  for  2005  should  include  the  following:

                                       21

     - Hiring sales and marketing personnel. The Company plans to increase its sales force with experienced salespeople to effectively target existing and new markets. Those individuals that are specialized in a field will be assigned to those market applications of our products.

     - Product marketing including print media and attendance at trade shows. This method has proved the most effective for the Company to date, and it plans to increase its presence in the current space to attract new customers.

     - An improved Internet presence, including an e-commerce website for retail sales.

     - Leveraging existing customer relationships by up-selling new products or fully integrating systems with the Company's products.

     - The establishment of distribution and dealer networks. Through an effective dealer network, the Company can increase awareness in its products and utilize a dealer's sales force to actively promote its products.

     - New applications in irrigation control, civil defense and emergency management. The current product design can be altered with little cost to the Company to be effectively implemented into a wide array of fields. Through the commitment of funding, the Company can now research all possible applications and begin to market directly to new customers.

     - The development and launch of a product designed to be used for multiple purposes by consumers.

In addition to the marketing and sales objectives, the Company has identified the following strategic goals for 2005:

     - Joint ventures with wireless service providers and equipment manufacturers.

     - The identification of complementary products and companies for potential acquisition.

COMPARISON  OF  YEARS  ENDED  DECEMBER  31,  2004  AND  2003

Revenue

The components of revenue, including revenues from discontinued operations, and their associated percentages of total revenues, for the fiscal years ended December 31, 2004 and 2003 are as follows:

                                       22


                                                     YEARS ENDED DECEMBER 31,
                                                    -------------------------
                                                        2004               2003
                                                        ----              -----

Product Revenues
-----------------------------------
Nighthawk NH1, NH2 & NH8. . . . . .  $                 186,492    31%  $  508,352   47%
PT1 LC. . . . . . . . . . . . . . .                     64,536    11%     319,615   30%
PT 1000 & PT Boards . . . . . . . .                     99,256    16%     128,914   12%
CEO 700 . . . . . . . . . . . . . .                    197,508    32%      28,557    3%
Other product . . . . . . . . . . .                     11,938     2%       5,945    0%
Freight . . . . . . . . . . . . . .                      6,848     1%      20,624    2%
                                     -------------------------  -----  ----------  ----
Total product revenues. . . . . . .                    566,578    93%   1,012,007   94%
Airtime sales . . . . . . . . . . .                     43,602     7%      18,786    2%
                                     -------------------------  -----  ----------  ----
Revenues from continuing operations                    610,180   100%   1,030,793   96%

Discontinued operations
-----------------------------------
Airtime sales . . . . . . . . . . .                          -     0%      45,880    4%
                                     -------------------------  -----  ----------  ----
Total revenues. . . . . . . . . . .  $                 610,180   100%  $1,076,673  100%
                                   ====================================================


Revenues from continuing operations are made up of product sales and airtime billed to customers for Nighthawk Systems, Inc. products, while revenues from discontinued operations consist of airtime revenues generated by the Company's paging operations, which were disposed of effective July 31, 2003. Revenues from continuing operations declined $420,613 or 41% between years primarily due to the completion of two large contracts during 2003. Combined, the two contracts contributed $749,600 or 74%, of total product revenues for 2003. One of the contracts was for the Company's Nighthawk NH2 product and produced revenues of $432,600 in 2003. The second contract was for the Company's PT1 LC product and produced revenues of approximately $317,000 in 2003. This contract was approximately 81% complete as of December 31, 2003. Sales of the Company's CEO-700 product increased $168,951 or 592% between years and offset to some degree the effects of the large 2003 contracts. During 2004 and 2003, the Company spent approximately $9,200 and $6,000, respectively, on product advertising due to limited availability of operating funds.

Cost of goods sold declined $219,730 or 33% between years and increased as a percentage of product revenues from 64% in 2003 to 72% in 2004. As a result, the Company's gross margin decreased from 36% in 2003 to 28% in 2004. This decrease in gross margin is due primarily to the overall decrease in product volume between years. Lower production volume limits the Company's ability to cover fixed costs of production. In addition, 47% of sales were generated by the Company's higher margin rebooting products during 2003 as compared to only 31% in 2004.

Selling, general and administrative ("SG&A) expenses stayed relatively flat, increasing $21,681, approximately 2%, from 2003 to 2004. The comparative figure for 2003 SG&A expenses is net of $333,000 related to the reversal of 2002 deferred compensation and the reversal of 2002 consulting expenses in 2003.
Although the Company reduced employee and employee related costs, insurance, telecommunications and travel costs, the reductions were more than offset by increased expenditures in 2004 for consulting and public relations related activities as well as $55,000 for a legal settlement with a former director.

During 2003, the Company canceled the remaining 300,000 shares that were originally issued to members of its board of directors during 2002, as it determined that the associated services were not performed. This resulted in a reversal of $300,000 of deferred compensation that was originally recorded in 2002. During the second quarter of 2003, the Company authorized the cancellation of 300,000 shares of common stock previously issued during 2002. A $33,000 reduction in consulting expense was recorded during the second quarter of 2003 related to this cancellation, as the Company's board of directors determined that the shares had not been properly authorized for issuance, and that there was a lack of sufficient evidence that any services had been performed.

The Company's loss from operations during 2004 was $1,140,117 as compared to a loss of $584,553 in 2003. The increased net loss was the result of decreased revenues and decreased gross margin in 2004 as well as the adjustments in 2003 operating expenses related to deferred compensation and consulting expenses.

Net interest expense for 2004 was $236,634 as opposed to $45,875 in 2003, an increase of $190,759. The increase in interest expense in 2004 is primarily due to the value of warrants issued to creditors who exchanged approximately $242,000 in notes and accrued interest for warrants and common stock, and the recognition of approximately $92,000 in beneficial conversion expenses related to the debenture agreement between the Company and Dutchess Private Equities, II, L.P.

Airtime sales were approximately $65,700 in 2003, $45,800 of which is included in discontinued operations. The majority of the airtime revenues produced during 2003 were produced by retail paging customers rather than by the Company's equipment customers. The Company sold the customer base, as well as related assets and obligations originally purchased from Vacation, back to the owners of Vacation and recognized a gain of $92,443 in 2003. This segment produced a net loss from operations of $14,472 during 2003 prior to its disposal. The airtime revenues included in 2004 and 2003 revenues from continuing operations resulted from airtime related to Nighthawk equipment sales rather than the traditional paging revenues associated with Vacation.

The net loss for 2004 was $1,376,751 or $0.05 per share as compared to a net loss of $552,457 or $0.03 per share in 2003. The increased net loss and net loss per share was the result of decreased revenues and decreased gross margin, interest expense associated with note conversions and our funding arrangement with Dutchess in 2004, as well as the adjustments in 2003 operating expenses related to deferred compensation and consulting expenses.


COMPARISON  OF  THE  THREE  MONTHS  ENDED  JUNE  30,  2005  AND  JUNE  30,  2004

Revenue

The components of revenue and their associated percentages of total revenues, for the three months ended June 30, 2005 and 2004 are as follows:

                                       23



                             THREE MONTHS ENDED JUNE 30,
                             ---------------------------
                                 2005         2004     CHANGE  %     CHANGE  $
                             -------------------------------------------------
Revenues:
Rebooting Products:
NH100,NH1, NH2 & NH8    $ 21,002   21%    $62,388  39%   -66%      $ (41,386)
Logic Boards: PT 1000,
PT1 LC & PT Boards        14,144   15%     47,618  30%   -70%        (33,474)
Utility Products: CEO 700 47,590   48%     41,174  25%    16%          6,416
Airtime sales             13,556   14%     10,207   6%    33%          3,349
Other products             1,282    1%          -   0%    n/a          1,282
Freight                      798    1%          -   0%    n/a            798
                        -----------------------------------------------------
Total revenues          $ 98,372  100%  $ 161,387 100%   -39%      $ (63,015)


Revenues for the three-month period ended June 30, 2005 were $98,372 as compared to $161,387 for the corresponding period of the prior year, a decrease of 39% between periods. During the three months ended June 30, 2004, the Company sold approximately $50,000 of its NH2 rebooting device to a single customer in support of that customer's primary contract with AT&T Wireless. As a result of the AT&T Wireless/Cingular merger, that customers' primary contract was suspended subsequent to June 30, 2004. Because the Company did not have customers to replace the lost demand, sales of the Company's rebooting devices declined in the current quarter when compared to the quarter ended June 30, 2004. In an effort to improve the functionality of the NH2 and reduce its cost of production, the Company replaced the NH2 with the NH100 in March 2005. Although revenues from rebooting products shipped during the quarter ended June 30, 2005 were only approximately $21,000, the Company received additional purchase orders during the quarter for approximately $60,000 of rebooting devices. As of June 30, 2005, the Company was waiting on customer site information before those units could be produced and shipped.

The Company hired two salesmen in February 2005. The initial focus of these salesmen has been on selling the Company's 'plug and play' products for rebooting and electric utility use. During the three months ended June 30, 2005, the Company shipped three orders for its CEO 700 utility product to one customer. Revenues from these three orders represented approximately 32% of the Company's total product revenues for the period. Overall sales of the Company's utility products increased 16% between the periods presented.

Sales of the Company's logic boards, which must be engineered into systems and are not considered 'plug and play' products, declined 70% between periods. Airtime sales, which consist of recurring charges for access to customers' units, increased 33% between periods due to the additional units sold during the 2005 period. As mentioned earlier, one of the Company's primary customers had its account suspended by AT&T Wireless/Cingular. As a result, should AT&T Wireless/Cingular choose not to continue its program with the Company's customer, airtime revenues could decrease going forward.

Cost of goods sold includes parts and pre-manufactured components used to assemble our products as well as allocated overhead for production personnel and facilities costs. Cost of goods sold decreased by $22,958 or 21% to $85,099 for the three months ended June 30, 2005 from $108,057 for the corresponding period of the prior year and increased as a percentage of revenues between the periods from 67% in the second quarter of 2004 to 87% in the second quarter of 2005. The decrease in gross profit was due to lower sales volume and the decrease in gross margin was due to poorer utilization of our productive capacity. During the quarter ended June 30, 2005, allocated overhead for production and facilities cost amounted to approximately $19,000.

Selling, general and administrative expenses for the three months ended June 30, 2005 increased by $323,175 or 122% to $588,040 from $264,865 for the three-month period ended June 30, 2004. The Company spent approximately $138,000 in cash on public relations and promotional activity to increase its exposure to potential investors during the quarter ended June 30, 2005 as opposed to $0 during the previous year's quarter. The Company incurred approximately $98,500 in non-cash expenses in the second quarter of 2005 for consulting and other services. This represents an increase of approximately $58,000 in non-cash expenses when compared to the quarter ended June 30, 2004. During the 2005 period, the Company incurred approximately $64,000 in cash expenses directly related to sales and marketing efforts, including compensation for the two salesmen hired, trade shows and travel costs. The Company also recognized $32,500 in expenses during the quarter ended June 30, 2005 related to the settlement of a lawsuit.

                                       24

Interest expense increased $319,810 or 829% between the three-month periods presented. The increase was due primarily to interest expense related to the Dutchess notes, some of which have no stated interest rate but have a repayment amount greater than the funded amount. The Company recognizes the difference between the face amount of the notes and the amounts actually received in cash as interest expense over the life of the loans. In addition, the value of the incentive shares issued in conjunction with the notes is recognized as interest expense over the life of the loans. Penalties on late payment of notes and any interest incurred during these periods are also recognized as interest expense. In total, the Company recognized approximately $132,000 in non-cash expenses related to the amortization of these loan discounts, approximately $84,000 in non-cash expenses related to incentive shares and approximately $86,000 in penalties on late payments of notes.

The net loss for the three-month period ended June 30, 2005 was $933,296 compared to $252,333 for the three-month period ended June 30, 2004. The increase in net loss from continuing operations was due primarily to increased non-cash expenses for consulting and other services, expenses related to fundraising efforts, and increased non-cash interest expense from incentive shares and the amortization of discounts on notes payable.

COMPARISON  OF  THE  SIX  MONTHS  ENDED  JUNE  30,  2005  AND  JUNE  30,  2004

Revenue

The components of revenue and their associated percentages of total revenues, for the six months ended June 30, 2005 and 2004 are as follows:



                              SIX MONTHS ENDED JUNE 30,
                              -------------------------
                              2005         2004        CHANGE  %     CHANGE  $
                            --------------------------------------------------
Revenues:
Rebooting Products: NH100,
NH1, NH2 & NH8             $ 42,606  16%  $119,246  45%  -64%       $ (76,640)
Logic Boards: PT 1000,
PT1 LC & PT Boards           39,997  15%    62,449  23%  -36%         (22,452)
Utility Products: CEO 700    78,815  29%    51,109  19%   54%          27,706
Hydro 1                      76,750  28%         -   0%   n/a          76,750
Airtime sales                27,789  10%    20,373   8%   36%           7,416
Other product                 1,637   1%     9,464   4%  -83%          (7,827)
Freight                       2,000   1%     1,584   1%   26%             416
                           ---------------------------------------------------
Total revenues           $  269,594 100% $ 264,225 100%    2%      $    5,369


Revenues for the six-month period ended June 30, 2005 were $269,594 as compared to $264,255 for the corresponding period of the prior year, an increase of 2% between periods. During the six months ended June 30, 2005, one customer, who purchased the Company's Hydro I product, represented approximately 28% of the Company's total revenue.

Cost of goods sold includes parts and pre-manufactured components used to assemble our products as well as allocated overhead for production personnel and facilities costs. Cost of goods sold increased by $9,000 or 5% to $189,623 for the six months ended June 30, 2005 from $180,623 for the corresponding period of the prior year and increased as a percentage of revenues between the periods from 68% to 70%.

Selling, general and administrative expenses for the six months ended June 30, 2005 increased by $608,755 or 113% to $1,149,700 from $540,945 for the six-month period ended June 30, 2004. The Company incurred approximately $235,000 in non-cash expenses in the six-month period ended June 30, 2005 for consulting and other services. This represents an increase of approximately $161,000 in non-cash expenses when compared to the same period ended June 30, 2004. Other SG&A expense increases from the six-month period ended June 30, 2004 to 2005 include: non-manufacturing related employee costs increased approximately $57,000, the Company spent approximately $49,000 more on sales, marketing and travel, incurred approximately $33,000 in settling a lawsuit, spent approximately $51,000 more on legal fees and incurred approximately $263,000 in expenses related to fundraising activity.

Interest expense increased $432,319 or 764% between the six-month periods presented. The increase was due primarily to interest expense related to the Dutchess notes, some of which have no stated interest rate but have a repayment amount greater than the funded amount. The Company recognizes the difference between the face amount of the notes and the amounts actually received in cash as interest expense over the life of the loans. In addition, the value of the incentive shares issued in conjunction with the notes is recognized as interest expense over the life of the loans. Penalties on late payment of notes and any interest incurred during these periods are also recognized as interest expense. In total, the Company recognized approximately $198,000 in non-cash expenses related to the amortization of these loan discounts, approximately $134,000 in non-cash expenses related to incentive shares and approximately $86,000 in penalties on late payments of notes.

                                       25

The net loss for the six-month period ended June 30, 2005 was $1,559,576 compared to $519,532 for the six-month period ended June 30, 2004. The increase in net loss from continuing operations was due primarily to increased non-cash expenses for consulting and other services, increased fundraising expenditures, and increased non-cash interest expense.

LIQUIDITY  AND  CAPITAL  RESOURCES

The Company's financial statements for the six months ended June 30, 2005 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of approximately $1.38 million during the year ended December 31, 2004 and a net loss of approximately $1.56 million during the six months ended June 30, 2005. The Company had a stockholders' deficit and working capital deficiency of approximately $1.24 million and $1.04 million, respectively, as of December 31, 2004 and $1.82 million and $1.77 million respectively, as of June 30, 2005.

The Report of Independent Registered Public Accounting Firm on the Company's financial statements as of and for the year ended December 31, 2004 includes a "going concern" explanatory paragraph which means that the auditors expressed substantial doubt about the Company's ability to continue as a going concern.

During the six months ended June 30, 2005, cash used in operating activities was approximately $940,000. The net loss of approximately $1.56 million for the six-month period was partially offset by approximately $572,000 in non-cash expenses and decreases in accounts receivable and prepaids and an increase in accrued expenses. Uses of cash were increases in inventories as well as a decline in accounts payable. Cash used in operating activities in the six-month period ended June 30, 2004 was approximately $413,000. The net loss for the period of approximately $520,000 was partially offset by approximately $112,000 in non-cash expenses and increase in accounts payable and accrued expenses. Other uses of cash during the period were increases in accounts receivable and inventories.

The Company purchased approximately $2,000 in computer equipment in the six-month period ended June 30, 2005. There were no cash flows from investing activity for the six-month period ended June 30, 2004.

Net cash provided by financing activities for the six-month period ended June 30, 2005 was approximately $901,000 and resulted primarily from the issuance of notes payable to Dutchess, the sale of common stock and warrants and the exercise of puts with Dutchess. The Company issued 2,276,610 shares of common stock in return for approximately $362,000 in net cash proceeds during the period. The Company also received $1,113,500 from Dutchess during the six-month period in exchange for notes. These cash inflows were offset to some degree by payments on notes payable of approximately $575,000 during the period. Net cash provided by financing activity for the six-month period ended June 30, 2004 was approximately $415,000 and resulted primarily from the sale of common stock, preferred stock, special warrants and notes from related and other parties offset by payments on notes payable and other related party payables.

Until the Company is able to generate positive cash flows from operations in an amount sufficient to cover its current liabilities and debt obligations as they become due, it will remain reliant on borrowing funds or selling equity to meet those obligations. The Company had historically sold its equity securities through private placements with various individuals. Raising funds in this manner typically requires much time and effort to find new accredited investors, and the terms of such an investment must be negotiated for each investment made. Cash from these types of investments has historically been generated in amounts of $50,000 or less, in an unpredictable manner, making it difficult to fund and implement a broad-based sales and marketing program.

During February 2004, the Company met with several brokerage firms and private equity groups to investigate the possibilities of raising an amount of cash sufficient to both fund a comprehensive sales and marketing plan and improve its working capital position from a deficit to a surplus. As a result of those meetings, the Company announced in March 2004 that a brokerage firm based in Vancouver, British Columbia would sponsor an offering of equity securities of the Company. However, this offering would be performed on a best-efforts basis, without any guarantee of success. In an effort to fund the Company's operations in advance of such an offering, the brokerage firm sponsored a private placement of Special Warrants that are convertible into units consisting of both one share of common stock of the Company at $0.20 per share and a warrant to purchase one share of common stock at $0.30 per share. This private placement effort resulted in net proceeds of $188,775, net of issuance costs of $43,625.

                                       26

A challenge faced by the Company is the ability to purchase and maintain an inventory of parts necessary to complete orders as quickly as possible after they are received. If the Company is able to complete orders more quickly, it can generate and collect cash from its contracts more quickly. The Company generates recurring orders from several of its customers. Therefore, the expeditious completion of orders could lead to the generation of additional orders from existing customers and improved cash flows for the Company. Also, as noted earlier, the Company's cost of production will be higher on a per unit basis if it does not maintain minimum levels of production in its facility. Delays caused by the purchasing of parts after orders were received during 2004 resulted in higher production costs per unit. Because the Company has some fixed costs of production, delays or work stoppages due to inventory shortages causes inefficiency in production. In addition, ordering parts in smaller quantities does not allow the Company to take advantage of volume discounts offered by some of its suppliers. These delays and inefficiencies ultimately result in decreased or slower cash flows and delays in follow-up orders from customers.

In an effort to assist the Company in completing orders for customers in a more expeditious manner, in August 2004 the Company's largest creditor loaned the Company an additional $60,000. Proceeds from this loan were used to purchase parts required to complete orders held at that time by the Company. The creditor was repaid from the receipts generated by the orders, plus 10% annual interest. Although no assurance may be given that it will be able to do so, the Company anticipates that it will also be able to utilize its investment agreement with Dutchess to assist it in processing orders more expeditiously. The Company believes that it will be able to initiate a sales and marketing plan designed to utilize direct sales efforts, as well as indirect sales efforts through dealer networks and through improvements to its own web site. The Company also plans to utilize funds generated through debt and equity arrangements to expedite the production of the orders it receives in an effort to improve the Company's ability to generate cash flows from operations on a recurring basis. Additionally, in order to lessen the Company's dependence on securing large contracts for recurring cash flows, the Company is in the initial stages of developing a consumer-based product, which it believes may eventually produce recurring cash flows from sales.

In August 2004, the Company signed a financing arrangement with Dutchess, which was amended on August 26, 2004 and on September 24, 2004. Under the terms of the amended arrangement, the Company received $100,000 under a convertible debenture on August 11, 2004, $25,000 on August 26, 2004, and $125,000 under the debenture on September 27, 2004. Interest accrues on the debenture at an annual rate of 8%. The debenture can be converted into common shares anytime prior to its maturity on August 10, 2007 at the lesser of (i) 73% of the lowest closing bid price on the date of conversion, or (ii) twelve and a half cents ($0.125). Any portion of the debenture that remains outstanding at August 10, 2007 will automatically convert into common shares. The number of shares converted at any time is limited so as not to exceed 4.99% of the shares of Nighthawk common stock outstanding. In addition, Dutchess was issued a warrant to purchase up to 250,000 shares of common stock at a price of twelve and a half cents ($0.125) for a period of up to five years. The Company also signed an investment agreement under which Dutchess agreed to purchase up to $10.0 million in common stock from the Company, at the Company's discretion, over the next three years, subject to certain limitations including the Company's then current trading volume.

On December 3, 2004 Dutchess loaned the Company an additional $250,000 under a second note (Second Dutchess Note). The Second Dutchess Note had no stated interest rate but had a face value of $300,000 and matured April 3, 2005, resulting in an implied annual rate of 72.8%. The note was intended to be repaid via puts exercised under the investment agreement, with the Company making payments of the greater of $75,000 every 30 days or 50% of each put until the note  is  paid  in  full.

On January 18, 2005, Dutchess loaned the Company an additional $225,000. The note has no stated interest rate but has a face amount of $270,000 and matured on May 18, 2005. In connection with the note, Dutchess was issued 250,000 shares of common stock as an incentive and the Company also signed a consulting agreement with a company in which an employee of Dutchess is a member of management. Under the consulting agreement, the company was issued 500,000 shares of Company common stock.

On April 7, 2005, Dutchess loaned the Company an additional $488,500. The note has no stated interest rate but has a face amount of $586,200 and matured on June 7, 2005. A portion of the proceeds of this loan was used to repay the note dated December 3, 2004 with a face amount of $300,000, which matured on April 3, 2005. In connection with the note, Dutchess was issued 250,000 shares of common stock as an incentive and the Company signed a consulting agreement with a company in which an employee of Dutchess is a member of management. Under the consulting agreement, the company was issued 300,000 shares of Company common stock.

During the six months ended June 30, 2005, Dutchess loaned the Company a total of $1,113,500 in the form of notes payable. The notes have no stated interest rate but have a face amount greater than the funded amount. This difference is recognized as interest expense over the life of the loan. Under the terms of the notes, Dutchess is also issued incentive shares, which are recorded as prepaid interest and expensed over the life of the loan.

                                       27

During the six months ended June 30, 2005, the Company exercised six (6) puts to Dutchess totaling 1,276,610 shares for net proceeds of $222,726. Of the total proceeds, $125,633 was used to repay portions of previously issued notes to Dutchess and $67,838 went to the Company.

On March 9, 2005, Dutchess exercised 250,000 warrants at $0.125 each, for total proceeds of $31,250, $15,000 of which was applied to outstanding notes and accrued interest.

Also during the period from January 1, 2005 through April 12, 2005, Dutchess elected to convert at total of $75,000 of the 36-month convertible note for 600,000 shares of the Company's common stock.

The Company used the proceeds from the notes, puts and warrants to fund its operating cash flow deficits and to repay outstanding notes and accrued interest and penalties to Dutchess.

Although no assurance may be given that it will be able to do so, the Company expects to be able to continue to access funds under this arrangement to help it fund near-term and long-term sales and marketing efforts, and to cover cash flow deficiencies.

In the first six months of 2005, the Company identified sales and marketing objectives and implemented a sales and marketing plan utilizing the Dutchess financing agreement designed to stimulate revenue growth. This effort has continued throughout 2005, and as of August 18, 2005, the Company has established relationships and business opportunities that it believes will result in increased sales and revenues in the future. While our customers have identified needs that are substantial, our efforts have indicated that customers are more likely to order our products in stages so that their installation and utilization can be managed efficiently. Historical results have shown that once customers have adopted the use of our products, they often order multiple times thereafter in order to meet their overall needs. As such, and in order to avoid the concentration of risk among only a few customers, the Company's approach for the foreseeable future will be to obtain customers through test and trial programs if necessary, in order to grow its overall customer base and increase the likelihood of future sales to those same customers. Initial customer contact is typically made through the use of lead generation programs offered by third parties, attendance at trade shows, mailers to targeted lists, and direct customer inquiries through our website.

Critical  Accounting  Policies  and  Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue  recognition

Revenue from product sales is recognized when all significant obligations of the Company have been satisfied. Revenues from equipment sales are recognized either on the completion of the manufacturing process, or upon shipment of the equipment to the customer, depending on the Company's contractual obligations. The Company occasionally contracts to manufacture items, bill for those items and then hold them for later shipment to customer-specified locations. Revenue related to airtime billing is recognized when the service is performed. Some customers pre-pay airtime on a quarterly or annual basis and the pre-paid portion is recorded as deferred revenue.

Stock-based  compensation

We believe that stock-based compensation is a critical accounting policy that affects our financial condition and results of operations. Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation defines a fair-value based method of accounting for stock-based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, and encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25") and related interpretations.

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share-Based Payment", which addresses the accounting for share-based payment transactions. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25, and instead, generally requires that such transactions be accounted and recognized in the statement of operations based on their fair value. SFAS No. 123R will be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. SFAS No. 123R offers the Company alternative methods of adopting this standard. The Company has not yet determined which alternative method it will use. Depending upon the number and terms of options that may be granted in future periods, the implementation of this standard could have a material impact on the Company's financial position and results of operations.

                                       28

                             DESCRIPTION OF PROPERTY

The Company's sales and operations departments are in leased facilities located at 8200 East Pacific Place, Suite 204, Denver, Colorado. The lease for this facility expired on March 2002, but the Company has maintained use of the facilities on a month-to-month basis since that time. The leased property consists of approximately 2400 square feet, for which the Company pays $1,650 per month. It consists of office space and a manufacturing floor. The Company's executive offices are located in 679 square feet of leased office space at 10715 Gulfdale, Suite 200, San Antonio, Texas. The Company leases the space at a monthly rate of $815.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fourth quarter of 2003, the Company canceled the issuance of 300,000 shares of its common stock originally issued to outside directors for services, as it determined that no associated services had been performed.

During 2003, the Company made payments of $25,504 to Arlen Felsen while he was a director and employee to reduce amounts owed to him for the purchase of certain assets and liabilities of Vacation Communications. Effective July 31, 2003, the Company sold back to Mr. Felsen the assets and liabilities associated with the original purchase and recognized a gain of $92,443 on this transaction.

During 2003, the Company paid a total of $12,678 to Myron Anduri, the Company's current President and then Vice President of Sales, for amounts owed for commissions and salary earned in previous periods. During 2003, Mr. Anduri loaned the Company $7,964 under short-term notes, of which $4,203 was repaid by December 31, 2003. As of December 31, 2003 the Company owed Mr. Anduri $38,708 under short-term note arrangements. During the twelve months ended December 31, 2004, Mr. Anduri was paid an additional $2,289 in cash and $22,278 in Company common stock, 181,416 shares, and 181,416 warrants to purchase common stock for $0.25 per share, for amounts outstanding under these short-term notes. Based on calculations using Black-Scholes, the fair value of the warrants issued to Mr. Anduri was $9,454. This amount is reflected in interest expense and additional paid-in capital for the period ended December 31, 2004.

At a meeting of the Board of Directors held on March 26, 2003, H. Douglas Saathoff was named Chief Executive Officer of the Company. During 2003, Mr. Saathoff loaned the Company $54,100 under short-term notes, of which $45,100 was repaid by December 31, 2003. The remaining $9,000 was repaid in 2004.

At a meeting of the Board of Directors held on March 26, 2003, the Board accepted the resignation of Steve Jacobson as chief executive officer, but remained as an employee of the Company. On July 9, 2003, Steve Jacobson resigned as a member of the Company's board of directors. On September 8, 2003, the Company entered into a separation agreement with Steve Jacobson under which, among other things, he agreed to a) resign as an employee of the Company; b) return 545,454 shares of stock held by him to the Company in payment of the $118,629 he owed the Company as of that date; and c) transfer voting rights for shares owned or held in trust by him to Myron Anduri, an employee of the Company for five years. Under the agreement, the Company agreed to issue Steve Jacobson 450,000 options to purchase shares of the Company's common stock at $0.22 per share, with such options vesting over a three-year period at a rate of 150,000 shares per year. As a result of the transaction, the Company recorded an additional $39,933 in compensation expense to Steve Jacobson for amounts owed by him to the Company upon his resignation. The Company retired the 545,454 shares returned to the Company under the agreement.

During 2004, the Company entered into an agreement with Steve Jacobson in which it allowed him to transfer up to 600,000 shares of his stock, which he was contractually restricted from selling under his separation agreement until June 2005, to various consultants who had agreed to perform services for the Company. As of December 31, 2004, 200,000 of these shares had been distributed to a consultant and the Company recognized $20,000 in consulting expenses related to this transaction. The remaining 400,000 shares were not distributed, and are not included in the issued and outstanding shares of the Company as of December 31, 2004. As part of the agreement, the Company agreed to replace Mr. Jacobson's 600,000 shares with 730,000 shares of stock that would not be eligible for resale until November 2005. The Company recorded $13,000 in consulting expense associated with this agreement. In addition, the Company amended Mr. Jacobson's separation agreement to allow him to sell 50,000 shares of common stock in each of the months of March, April, May and June 2005.

                                       29

On December 19, 2003 the Company entered into a settlement and release agreement with a former director, Herb Jacobson, and his wife. Under terms of the agreement, Mr. & Mrs. Jacobson and the Company agreed to dismiss any and all claims against each other in return for, among other things, payment of a total of $25,000 over a four-month period from the Company to Mr. Jacobson. The Company paid this amount during 2003 and 2004. In addition, Mr. and Mrs. Jacobson, along with their son Steven Jacobson, agreed to refrain from selling, transferring, conveying or otherwise disposing of their remaining share ownership for a period of eighteen months subsequent to selling an aggregate of 850,000 shares. As a result of the agreement, the Company recorded a gain of $23,912 due to a reduction in the amount previously recorded by the Company as owed to Mr. Jacobson.

During the twelve months ended December 31, 2004, the Company also borrowed and repaid approximately $25,000 from a company in which its Chairman is a partner.

In August 2004, in an effort to improve its working capital position, the Company issued 558,007 shares of common stock and warrants to purchase 558,007 common shares at $0.20 per share to an individual and a company in exchange for approximately $88,700 in notes payable plus accrued interest owed them by the Company. The individual is a business partner of the Company's Chairman and the company is affiliated with the father of the Company's Chairman. Based on calculations using Black-Scholes, the fair value of the warrants issued to the two parties was $29,079. This amount is reflected in interest expense and additional paid-in capital for the period ended December 31, 2004.

During the twelve months ended December 31, 2004, a business partner of the Company's Chairman billed the Company $20,000 for consulting services.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

From July 8, 2002 through May 23, 2003, our common stock traded on the Over the Counter Bulletin Board ("OTCBB") under the symbol "NIHK". From May 27, 2003 until November 25, 2003 our stock was traded on the pink sheets under the same symbol, after which our stock resumed trading on the OTCBB. The CUSIP number is 65410X-10-4. Knight Securities, L.P., Schwab Capital Markets, L.P. and ACAP Financial, Inc. are among the most active market makers for the stock. From February 1, 2002 through July 8, 2002, our common stock traded on the OTCBB under the symbol "PGRN." Prior to February 1, 2002, the stock traded on the OTCBB under the symbol "LSIM".

The following is a table of the high and low bid prices of our stock for each of the four quarters of the fiscal years ended December 31, 2004 and 2003, and the first quarter of fiscal 2005:


QUARTER ENDED. . .  HIGH  LOW   QUARTER ENDED       HIGH   LOW
------------------  ----  ----  ------------------  -----  -----

December 31, 2004.  0.23  0.09  December 31, 2003   $0.29  $0.15
September 30, 2004  0.25  0.12  September 30, 2003   0.32   0.15
June 30, 2004. . .  0.38  0.20  June 30, 2003        0.72   0.25
March 31, 2004 . .  0.35  0.18  March 31, 2003       0.73   0.20

These quotations reflect interdealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

EXECUTIVE  COMPENSATION

The following table sets forth the aggregate compensation paid by us for services rendered during the periods indicated:




                                              SUMMARY COMPENSATION TABLE
                                                                                           LONG TERM
                             ANNUAL COMPENSATION                                    COMPENSATION AWARDS      PAYOUTS


                                                                                               SECURITIES
                                                               OTHER ANNUAL       RESTRICTED   UNDERLYING              ALL OTHER
NAME AND PRINCIPAL. . . . .                                    COMPENSATION        STOCK        OPTIONS/SARS   LTIP    COMPENSATION
 POSITION . . . . . . . . .  YEAR       SALARY       BONUS         ($)             AWARD ($)       (#)       PAYOUTS      ($)
                                                                                                               ($)
H. Douglas Saathoff,
 Chief Executive
 Officer (a)  . . . . . . .  2004     $120,000         $-           -                -              -           -          -

                             2003     $115,000         $-           -                -        500,000           -          -

Myron Anduri,
President (b) . . . . . . .  2004     $120,000         $-           -                -              -           -          -

                             2003      $84,125         $-           -                -        250,000           -          -

NOTES:

(a) H. Douglas Saathoff was named the Chief Executive Officer in March 2003. Myron Anduri was named President in December 2003. Mr. Anduri was given 181,416 shares of the Company's common stock in exchange for $22,276 in debt he had incurred on the Company's behalf and for which the Company had recognized a liability to Mr. Anduri.

                                       30

No options or stock appreciation rights were granted to executive officers of the registrant in 2004.

Max Polinsky received 150,000 shares in return for serving as Chairman of the Board through his term ending November 13, 2003. Patrick Gorman received 100,000 shares for serving as a board member through his term ending November 13, 2003. Both Mr. Polinsky and Mr. Gorman were granted 75,000 options to purchase common shares at a price of $0.22 per share in return for one year of service on the board beginning November 13, 2003. On December 8, 2004, both Mr. Polinsky and Mr. Gorman were granted 500,000 options to purchase common shares at a price of $0.09 per share in return for services rendered.

EMPLOYMENT  CONTRACTS

We  do  not  have  employment  contracts  with  our  executive  officers.

STOCK  OPTION  PLANS

Nighthawk Systems, Inc. 2003 Stock Option Plan (the "Plan") authorized the issuance of a maximum of 5,000,000 shares of common stock. Of that amount, 2,335,000 shares of common stock authorized to be issued under the Plan are subject to outstanding options already granted under the Plan and 1,235,000 are available for future grants thereunder. Participation in the Plan is limited to those employees, directors and consultants of the Company and its subsidiaries who are believed by the Board to be in a position to make a substantial contribution to our success.



                              NUMBER OF SECURITIES
                              REMAINING AVAILABLE FOR
                              FUTURE ISSUANCE UNDER
                              NUMBER OF SECURITIES       EQUITY COMPENSATION
                              TO BE ISSUED UPON          PLANS(EXCLUDING
                              EXERCISE OF                WEIGHTED AVERAGE                        SECURITIES REFLECTED IN
PLAN CATEGORY                 OUTSTANDING OPTIONS        EXERCISE PRICE OF OUTSTANDING OPTIONS   COLUMN (A)
----------------------------
                                       (a)                                     (b)                       (c)
                              -------------------------  --------------------------------------  ------------------------
Nighthawk Systems, Inc.
2003 Stock Option Plan
approved by security holders        2,335,000                                  $0.22                   1,235,000

DIRECTOR  COMPENSATION

Max Polinsky received 150,000 shares in return for serving as Chairman of the Board Through his term ending November 13, 2003. Patrick Gorman received 100,000 shares for serving as a board member through his term ending November 13, 2003. Both Mr. Polinsky and Mr. Gorman were granted 75,000 options to purchase common shares at a price of $0.22 Per share in return for one year of service on the board beginning November 13, 2003.

                             ADDITIONAL INFORMATION

Our common stock is registered with the SEC under section 12(g) of the Securities Exchange Act of 1934. We file with the SEC periodic reports on Forms 10-KSB, 10-QSB and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5. We intend to send annual reports containing audited financial statements to our shareholders. Additionally, we filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement.

                                       31

Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.


                              FINANCIAL STATEMENTS




                         INDEX
                         ------
                                                                                                PAGE
                                                                                               ------
Report of Independent Registered Public Accounting Firm . . . . . . . . . . . . . . . . . . . .  F-1
Consolidated Balance Sheet as of December 31, 2004. . . . . . . . . . . . . . . . . . . . . . .  F-2
Consolidated Statements of Operations for the Years Ended December 31, 2004 and 2003. . . . . .  F-3
Consolidated Statements of Stockholders' Deficit for the Years Ended December 31, 2004 and 2003  F-4
Consolidated Statements of Cash Flows for the Years Ended December 31, 2004 and 2003. . . . . .  F-5
Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . .  F-7


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------

Board  of  Directors
Nighthawk  Systems,  Inc.


We have audited the accompanying consolidated balance sheet of Nighthawk Systems, Inc. and subsidiary ("the Company") as of December 31, 2004, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nighthawk Systems, Inc. and subsidiary as of December 31, 2004, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company reported a net loss of approximately $1.38 million during the year ended December 31, 2004, and has a stockholders' deficit and working capital deficiency of approximately $1.24 million and $1.04 million, respectively, at December 31, 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in
Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GHP  Horwath,  P.C.

Denver,  Colorado
March  11, 2005, except for Notes 8 and 9 as to which the date is April 12, 2005

                                      F-1



                                        NIGHTHAWK SYSTEMS, INC.

                                      CONSOLIDATED BALANCE SHEET

                                          DECEMBER 31, 2004

        ASSETS

Current assets:
     Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $    61,118
     Accounts receivable, net of allowance for doubtful accounts of $134. . . . . . . . . . . . . . . . . . .       45,754
     Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       26,709
     Prepaids . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      140,762
                                                                                                               ------------
               Total current assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      274,343
Furniture, fixtures and equipment, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13,067
Intangible and other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13,742
                                                                                                               ------------
                                                                                                               $   301,152
                                                                                                               ============

      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
    Accounts payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   422,254
    Accrued expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      245,805
    Line of credit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       19,792
    Notes payable:
        Related parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       15,401
        Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      613,012
                                                                                                               ------------
               Total current liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,316,264
                                                                                                               ------------
Long-term liabilities:
   Note payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      224,479
                                                                                                               ------------
Commitments and contingencies

Stockholders' deficit:
    Preferred stock, $0.001 par value; 5,000,000 shares authorized; 5,000 issued and outstanding; liquidation
    preference $12,500 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12,500
    Common stock; $0.001 par value; 50,000,000 shares authorized; 31,959,247 issued and outstanding . . . . .       31,960
    Special warrants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      188,775
    Additional paid-in capital. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3,884,516
    Accumulated deficit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (5,357,342)
                                                                                                               ------------
               Total stockholders' deficit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (1,239,591)
                                                                                                               ------------
                                                                                                               $   301,152
                                                                                                               ============

The accompanying notes are an integral part of these financial statements.


                                      F-2


                                        NIGHTHAWK SYSTEMS, INC.
                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                       YEARS ENDED DECEMBER 31,


                                                                                   2004          2003
                                                                            ------------  ------------
Revenue. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   610,180   $ 1,030,793
Cost of goods sold . . . . . . . . . . . . . . . . . . . . . . . . . . . .      438,473       658,203
                                                                            ------------  ------------
     Gross profit. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      171,707       372,590

Selling, general and administrative expenses . . . . . . . . . . . . . . .    1,311,824     1,290,143
Reversal of 2002 deferred compensation . . . . . . . . . . . . . . . . . .            -      (300,000)
Reversal of 2002 consulting expense. . . . . . . . . . . . . . . . . . . .            -       (33,000)
                                                                            ------------  ------------
     Loss from operations. . . . . . . . . . . . . . . . . . . . . . . . .   (1,140,117)     (584,553)
                                                                             ------------  ------------
 Interest expense:
    Related parties. . . . . . . . . . . . . . . . . . . . . . . . . . . .       44,656        15,036
    Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      191,978        30,839
                                                                            ------------  ------------
Total interest expense . . . . . . . . . . . . . . . . . . . . . . . . . .      236,634        45,875
                                                                            ------------   ------------

Loss from continuing operations. . . . . . . . . . . . . . . . . . . . . .   (1,376,751)     (630,428)
                                                                                          ------------
Discontinued operations:
   Loss from operations of discontinued segment. . . . . . . . . . . . . .                    (14,472)
   Gain on disposal of discontinued segment. . . . . . . . . . . . . . . .                     92,443
                                                                                          ------------
                                                                                               77,971
                                                                            ------------  ------------
Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (1,376,751)     (552,457)
Less: preferred stock dividends. . . . . . . . . . . . . . . . . . . . . .         (644)
                                                                            ------------  ------------
Net loss applicable to common stockholders . . . . . . . . . . . . . . . .  $(1,377,395)  $  (552,457)
                                                                            ============  ============


Loss from continuing operations per basic and diluted common share . . . .  $     (0.05)  $     (0.03)
                                                                            ============  ============

Income from discontinued operations per basic and diluted common share . .                $         *
                                                                                          ============

Net loss to common stockholders per basic and diluted common share . . . .  $     (0.05)  $     (0.03)
                                                                            ============  ============

Weighted average common shares outstanding - basic and diluted . . . . . .   27,674,693    22,021,229
                                                                            ============  ============

* Less than $0.01 per share

The accompanying notes are an integral part of these financial statements.


                                      F-3


                             NIGHTHAWK SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                          Addit-       Stock-
                                                          ional        holder       Special    Accum-        Total
                  Preferred Stock       Common Stock      paid-in      receiv-      Warrants   ulated
                  Shares  Amount   Shares       Amount    capital      able                    deficit
                  ------  ------   ---------   --------   ---------    ----------   ---------  -----------     --------
Balances,
 December 31,
 2002                              22,808,780   $22,809   $2,815,863    ($118,629)             ($3,428,134)    ($708,091)

Cancellation of
 consulting
 arrangement                         (300,000)     (300)    (32,700)                                             (33,000)

Common stock
 and warrants
 issued for
 cash, net
 of issuance
 costs of
 7,000                             1,575,000     1,575      261,425                                              263,000

Issuance of
 stock
 options to
 consultants                                                  6,825                                                6,825

Cancellation
 of agree-
 ments under
 deferred
 compen-
 sation                              (300,000)     (300)   (299,700)                                            (300,000)

Common
 stock
 issued for
 services                           1,116,667      1,117    233,633                                               234,750

Common
 stock
 issued
 for
 interest
 expense                               25,000        25      11,475                                                11,500

Shares
 received
 for sale
 of operat-
 ing segment                         (150,000)     (150)    (28,350)                                             (28,500)

Exchange of
 shares for
 shareholder
 receivable                          (454,545)     (455)   (113,182)      118,629                                  4,992

Net loss                                                                                          (552,457)     (552,457)
                    ------  ------   ---------   --------   ---------    ----------   ---------  -----------     --------

Balances,
 December 31,
 2003                              24,320,902   $24,321   $2,855,289                           ($3,980,591)  ($1,100,981)

Common stock
 and warrants
 issued and
 options
 exercised
 for cash                           1,488,333     1,488      235,863                $ 188,775                    426,126

Common stock
 and options
 issued
 for consult-
 ing  and
 other services                     2,345,000     2,345      323,228                                             325,573

Common
 stock
 issued for
 interest                              61,875        62       12,312                                              12,374

Conversion of
 notes payable
 to common
 stock and
 warrants                           1,439,423     1,440      311,413                                             312,853

Preferred
 stock
 issued
 for cash          5,000  $12,500                                                                                 12,500

Warrants
 issued
 for cash                                                     18,750                                              18,750


Common stock
 issued for
 investment
 agreements,
 placement fees
 & incentives                       2,350,000     2,350       35,150                                              37,500

Beneficial
 Conversion
 feature
 of convertible
 debt                                                         92,465                                              92,465

Cancellation
 of shares                            (50,000)      (50)          50                                                   -

Series A                                                                                                               -
 Preferred
 dividend                               3,714         4           (4)

Net loss                                                                                        (1,376,751)   (1,376,751)
                  ------  ------   ---------   --------   ---------    ----------   ---------  -----------     ----------

Balances,
 December 31,
 2004              5,000  $12,500  31,959,247   $31,960   $3,884,516   $        -   $ 188,775  ($5,357,342)  ($1,239,591)
                  ======  =======  ==========   ========   ==========   ==========   =========  ============  ============

The  accompanying  notes  are  an  integral  part of these financial statements.



                                      F-4



                             Nighthawk Systems, Inc.
                      Consolidated Statements of Cash Flows
                            Years ended December 31,


                                                            2004                         2003
                                                        ------------                -------------
Cash  flows  from  operating  activities:
                  Net loss                       $       (1,376,751)           $        (552,457)
                                                        ------------                -------------
Adjustments  to  reconcile  net  loss
to  net  cash  used  in  operating  activities:
   Loss  from  operations  of  discontinued
   segment                                                        -                        14,472
   Gain  on  disposition  of  operating
   Segment                                                        -                       (92,443)
   Depreciation and amortization                              7,707                         5,859
   Provision for bad debts                                      380                             -
   Settlement  of  other  related  party
   payable                                                       -                        (23,912)
   Amortization of loan discounts                            15,104                             -
   Beneficial conversion feature                             92,465                             -
   Common stock issued for services                         205,775                       234,750
   Common stock issued for interest                          78,658                        11,500
   Common  stock  issued  for  placement
   fees and incentives                                       37,500                             -
   Issuance  of  stock  options  to  consultants
   for services                                              119,798                         6,825
   Compensation  expense  on  settlement
   of receivable from shareholder                                 -                         4,992
   Reversal  of  2002  deferred  compensation                     -                      (300,000)
   Reversal of consulting agreement                               -                       (33,000)
Change  in  assets  and  liabilities:
   Decrease  (increase)  in  accounts  receivable            (4,217)                      160,232
   Decrease (increase) in inventories                        48,620                       (15,621)
   Increase in prepaids                                    (105,407)                      (35,355)
   Increase  in  intangible  and  other  assets              (5,084)                         (720)
   Increase  in accounts payable                             29,716                        53,659
   Increase  in accrued expenses                             67,396                         8,643
   Decrease in deferred revenue                                   -                      (432,600)
   Increase (decrease) in customer deposit                  (63,544)                       63,544
                                                        ------------                -------------
      Total adjustments                                     524,867                     (369,175)
                                                        ------------                -------------
Net  cash  used  in  operating  activities  of
      continuing operations                                (851,884)                   (921,632)
                                                        ------------                -------------

Cash  flows  from  investing  activities:
   Purchases  of  furniture,  fixtures
   and equipment                                                   -                     (18,124)
                                                        ------------                -------------
   Net cash used in investing activities                           -                     (18,124)
                                                        ------------                -------------

Cash  flows  from  financing  activities:
   Cash overdraft                                            (3,902)                      3,902
   Proceeds  from  the  sale  of
   preferred stock                                           12,500                           -
   Proceeds  from  notes  payable,
   related parties                                           26,261                      62,064
   Payments  on  notes  payable,
   related parties                                          (36,318)                    (49,302)
   Payments  made  on  factoring
   Arrangement                                                    -                     (82,502)
   Proceeds from notes payable, other                       335,000                     365,000
   Payments  on  notes  payable,
   other and line of credit                                 (71,664)                    (25,447)
   Proceeds  from  the  issuance  of
   convertible debt and warrants                            250,000                           -
   Net  proceeds  from  the  issuance
   of special warrants                                      188,775                           -
   Payments  on  other  related
   party payable                                            (25,000)                          -
   Net  proceeds  from  issuance  of
   common stock and warrants                                237,350                     263,000
                                                        ------------                -------------
Net  cash  provided  by
financing activities                                        913,002                    536,715
                                                        ------------                -------------
Cash used in discontinued operations                              -                    (25,636)
                                                        ------------                -------------
Net increase (decrease) in cash                              61,118                   (428,677)
Cash, beginning of year                                           -                    428,677
                                                        ------------                -------------
  Cash, end of year                            $              61,118           $             -
                                                        ============                =============

Supplemental  disclosures
of  cash  flow  information:

 Cash paid for interest                        $              26,228           $        22,408
                                                        ============                =============


Supplemental  disclosure
 of  non-cash  investing  and
 financing  activities:

Conversion  of  notes  payable
 and  accrued  interest  to  common  stock
   Notes  payable                              $            224,390
   Accrued  interest                                         22,179
                                                       -------------
Total  amount  converted                       $            246,569
                                                        ============

Preferred  stock  dividends
 issued  in  common  stock                     $                644
                                                               =====

Exchange  of  shares  for shareholder  receivable
 Carrying  value  of  receivable
 from shareholder                                                             $       118,629
 Value  of  stock  returned  to
 and retired by Company                                                             (113,637)
                                                                                   -------------
 Compensation  expense  on settlement
 of  receivable from shareholder                                              $         4,992
                                                                                   =============

Disposition  of  operating  segment
 Carrying value of assets                                                     $        26,176
 Liabilities                                                                          (90,119)
 Value  of  stock  returned
 to and retired by Company                                                            (28,500)
                                                                                   -------------
   Gain  on  disposition  of
   operating segment                                                          $       (92,443)
                                                                                  =============

   The accompanying notes are an integral part of these financial statements.

                                      F-5

                             NIGHTHAWK SYSTEMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2004 AND 2003

1. Organization, going concern, results of operations and management's plans:

Organization:

Nighthawk Systems, Inc. ("Nighthawk" or "the Company") designs and manufactures intelligent remote power control products that are easy to use, inexpensive and can remotely control virtually any device from any location. The Company's proprietary, wireless products are ready to use upon purchase, so they are easily installed by anyone, regardless of technical ability, and are also easily integrated into third-party products, systems and processes. They allow for intelligent control by interpreting instructions sent via paging and satellite media, and executing the instructions by 'switching' the electrical current that powers the device, system or process. Nighthawk's intelligent products can be activated individually, in pre-defined groups, or en masse, and for specified time periods with a simple click of a mouse or by dialing a telephone number.

In November 2001, the Company sold the assets and liabilities of its investment in a majority owned subsidiary to a major stockholder. On February 1, 2002, the Company acquired Peregrine Control Technologies, Inc. ("PCT"). The transaction represented a reverse acquisition of the Company by PCT, since PCT owned approximately 76% of the post acquisition shares of the consolidated entity immediately after the completion of the transaction. At the date of the transaction, the Company was a shell company with no net assets. For accounting purposes, the acquisition was treated as an acquisition of the Company by PCT and a recapitalization of PCT. The historical stockholders' deficit of PCT has not been retroactively restated since the shares exchanged in the transaction were on a one-for-one basis. The accompanying consolidated financial statements include the accounts of Nighthawk Systems, Inc., and its subsidiary, PCT.

PCT was incorporated as a Colorado corporation in 1992. In September 2001, the Company purchased certain assets and assumed certain liabilities of Vacation Communication, Inc. (dba Gotta Go Wireless), a Colorado corporation, engaged in providing wireless paging airtime and in pager sales. Through Vacation Communication, the Company was able to provide paging services to customers that purchase its remote control products and also provided paging services to retail paging customers. Effective July 31, 2003, the Company sold back the remaining assets and liabilities of the paging business to the original owners. Since that date, the Company has provided paging services to customers by reselling services that it obtains from various paging airtime vendors.

Going  concern,  results  of  operations  and  management's  plans:

The Company incurred a net loss of approximately $1.38 million during the year ended December 31, 2004 and had a stockholders' deficit and working capital deficiency of approximately $1.24 million and $1.04 million, respectively, as of December 31, 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Although no assurance can be given that such plans will be successfully implemented, management's plans to address these concerns include:

1.     Raising  working  capital  through  additional  borrowings.
2.     Raising  equity  funding  through  sales  of  the Company's common stock.
3.     Implementation  of  a  sales  and  marketing  plan.

In August 2004, the Company signed a financing arrangement with Dutchess Private Equities, II, L.P. ("Dutchess") which was amended on August 26, 2004 and on
September 24, 2004. Under the terms of the amended arrangement, the Company received $100,000 under a convertible debenture on August 11, 2004, $25,000 on August 26, 2004, and $125,000 under the debenture on September 27, 2004. Interest accrues on the debenture at an annual rate of 8%. The debenture can be converted into common shares anytime prior to its maturity on August 10, 2007 at the lesser of (i) 73% of the lowest closing bid price on the date of conversion, or (ii) twelve and a half cents ($0.125). Any portion of the debenture that remains outstanding at August 10, 2007 will automatically convert into common shares. The number of shares converted at any time is limited so as not to exceed 4.99% of the outstanding shares of Nighthawk common stock outstanding. In addition, Dutchess was issued a warrant to purchase up to 250,000 shares of common stock at a price of twelve and a half cents ($0.125) for a period of up to five years. The Company also signed an investment agreement under which Dutchess agreed to purchase up to $10.0 million in common stock from the Company, at the Company's discretion, over the next three years, subject to certain limitations including the Company's then current trading volume. On December 3, 2004 Dutchess loaned the Company an additional $250,000. The note has no stated interest rate but has a face amount of $300,000 and matured April 3, 2005 resulting in an implied annual rate of 72.8%. The note is intended to be repaid via puts exercised under the investment agreement with the Company making payments of the greater of $75,000 every 30 days or 50% of each put until the note is paid in full. In the event of default, the investor, Dutchess, has the right to convert the note to common stock at the lesser of (i) seventy-five (75%) of the lowest closing bid price during the fifteen (15) days immediately preceding default or (ii) one hundred percent (100%) of the lowest bid price for the twenty (20) trading days preceding default. Although the amount and timing of specific cash infusions available under the entire financing arrangement cannot be predicted with certainty, the arrangement represents a contractual commitment by Dutchess to provide funds to the Company. Subsequent to December 31, 2004, the Company issued two additional notes, exercised a number of puts and Dutchess elected to exercise warrants and converted a portion of the long-term note payable to common stock. See Notes 8 and 9.

Although no assurance may be given that it will be able to do so, the Company expects to be able to continue to access funds under this arrangement to help it fund near-term and long-term sales and marketing efforts, and to cover cash flow deficiencies.

The accompanying financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts of liabilities that might be necessary should the Company be unsuccessful in implementing these plans, or otherwise be unable to continue as a going concern.

                                      F-6

2.     Summary  of  significant  accounting  policies

Concentration  of  credit  risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss. At December 31, 2004, the Company had $45,754 in accounts receivable, net of the allowance for doubtful accounts. Approximately $14,700 of this balance was from one customer, which was collected subsequent to December 31, 2004.

During 2004, three customers accounted for approximately 26%, 20% and 12% of sales, respectively. During 2003, two customers accounted for approximately 47% and 31% of sales, respectively. The same customer represented the largest percentage of sales in both 2004 and 2003.

During 2004, the Company's three largest suppliers accounted for approximately 47%, 11% and 11%, respectively, of the Company's purchases of pre-manufactured component materials. During 2003, the Company's two largest suppliers accounted for approximately 66% and 15%, respectively, of the Company's purchases of pre-manufactured component materials.

Inventories

Inventories consist of parts and pre-manufactured component materials and finished goods. Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method.

Property  and  equipment

Property and equipment are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of five to seven years. Maintenance and repairs are expensed as incurred and improvements are capitalized. Upon sale or retirement of assets, the cost and related accumulated depreciation or amortization is eliminated from the respective accounts and any resulting gains or losses are reflected in operations.

Intangible  assets

Intangible assets include patent costs and are stated at cost. Beginning on the date of grant, the Company will amortize the patents over the shorter of the lives of the patents or the estimated useful lives using the straight line method. The Company reviews these and any other long-lived assets for impairment whenever events or changes in circumstances indicate their carrying amounts may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Based on its review, management does not believe that any impairment of intangible or other long-lived assets exists at December 31, 2004.

Revenue  recognition

Revenue from product sales is recognized when all significant obligations of the Company have been satisfied. Revenues from equipment sales are recognized either on the completion of the manufacturing process, or upon shipment of the equipment to the customer, depending on the Company's contractual obligations. The Company occasionally contracts to manufacture items, bill for those items and then hold them for later shipment to customer-specified locations. The Company had no bill and hold sales at December 31, 2004. Revenue related to airtime billing is recognized when the service is performed. Some customers pre-pay airtime on a quarterly or annual basis and the pre-paid portion is recorded as deferred revenue. Deferred revenue, included in accrued liabilities on the balance sheet at December 31, 2004, is approximately $6,500.

Provision  for  doubtful  accounts

The Company reviews accounts receivable periodically for collectibility and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary.

Advertising

Advertising costs are expensed as incurred. For the years ended December 31, 2004 and 2003, advertising costs were approximately $9,200 and $6,000, respectively.

Income  taxes

Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carry forwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. The Company's deferred tax assets have been completely reduced by a valuation allowance because management does not believe realization of the deferred tax assets is sufficiently assured at the balance sheet date.

                                      F-7

Financial  instruments

The carrying amounts of cash, accounts receivable and accounts payable approximate their fair values due to their short duration. Notes with floating or fixed interest rates approximate their fair values based on market rate information currently available to the Company. The fair values of notes with related parties are not practicable to estimate based upon the related party nature of the underlying transactions.

Net  loss  per  share

Basic net loss per share is computed by dividing the net loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding for the year. Diluted net loss per share reflects the potential dilution that could occur if dilutive securities were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, unless the effect of such inclusion would reduce a loss or increase earnings per share. For the years ended December 31, 2004 and 2003, the effect of the inclusion of dilutive shares would have resulted in a decrease in loss per share. Accordingly, the weighted average shares outstanding have not been adjusted for dilutive shares.

Use  of  estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Shipping  and  handling  fees  and  costs

The Company records shipping and handling fees billed to customers as revenue, and shipping and handling costs incurred with the delivery of its products as cost of sales. For the years ended December 31, 2004 and 2003, the Company recognized approximately $6,900 and $20,600, respectively, as revenue from shipping and handling fees. For the years ended December 31, 2004 and 2003, the Company recognized approximately $4,300 and $28,300, respectively, in cost of sales for shipping and handling fees.

Comprehensive  income

For the years ended December 31, 2004 and 2003, the Company had no components of comprehensive income to report.

Stock-based  compensation

The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its employee stock option incentive plans.

Under APB 25, where the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized. As all employee options were issued at or above market during 2004 and 2003, no compensation expense was recognized in either year. If compensation expense for the Company's stock-based compensation plans had been determined consistent with SFAS 123, the Company's net loss and net loss per share including pro forma results would have been the amounts indicated below:

                                      F-8


                                                                       YEAR ENDED DECEMBER 31,
                                                                      -------------------------
                                                                                2004        2003
                                                                          -----------  ----------
Net loss applicable to common stockholders:
As reported                                                            $  (1,377,395)  $(552,457)
Total stock-based employee compensation expense determined
under fair value based method for all employee awards, net
                                                                             (68,703)    (13,685)
                                                                          -----------  ----------
Pro forma net loss                                                     $  (1,446,098)  $(566,142)
                                                                          ===========  ==========

Net loss per share:
As reported:
Basic and diluted                                                      $       (0.05)  $   (0.03)
                                                                          ===========  ==========
Pro forma:
Basic and diluted                                                      $       (0.05)  $   (0.03)
                                                                          ===========  ==========

The pro forma effect on net loss may not be representative of the pro forma effect on net income or loss of future years due to, among other things: (i) the vesting period of the stock options and the (ii) fair value of additional stock options in future years.

For the purpose of the above table, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model with the following assumptions:



Black-Scholes Assumptions
                              2004              2003

Dividend yield. . . . . .     0.00%             0.00%
Expected volatility . . .     1.167     1.229 - 1.316
Risk-free interest rate .     4.50%             4.50%
Expected life in years. .   2 years      1 to 3 years

The weighted average fair value at date of grant for options granted during 2003 ranged from $0.009 to $0.027 per share using the above assumptions. The fair value at grant date for options granted in 2004 was $0.055 per share using the above assumptions.

Recently  issued  accounting  pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share-Based Payment", which addresses the accounting for share-based payment transactions. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25, and instead, generally requires that such transactions be accounted and recognized in the statement of operations based on their fair value. SFAS No. 123R will be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. SFAS No. 123R offers the Company alternative methods of adopting this standard. The Company has not yet determined which alternative method it will use. Depending upon the number and terms of options that may be granted in future periods, the implementation of this standard could have a material impact on the Company's financial position and results of operations.

In December 2003, the FASB issued Interpretation No. 46R ("FIN 46R"), a revision to FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. FIN 46R clarifies some of the provisions of FIN 46 and exempts certain entities from its requirements. FIN 46R requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. FIN 46R also requires disclosures about variable interest entities that a company is not required to consolidate but in which it had a significant variable interest. FIN 46R is effective for variable interest entities created after December 15, 2003 for public companies and is effective for all other variable interest entities by the beginning of the first annual reporting period beginning after December 15, 2004 for public companies that are small business issuers. As the Company does not currently have an interest in a VIE, the adoption of FIN 46R did not have an impact on the Company's financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments With Characteristics of both Liabilities and Equity." SFAS No. 150 establishes new standards on how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS No. 150 are generally effective for all financial instruments entered into or modified after May 31, 2003, except for those provisions relating to manditorily redeemable non-controlling interests, which have been deferred. The Company has adopted the applicable provisions of SFAS No. 150 which did not have a material impact on the financial condition or results of operations of the Company. However, numerous provisions have been delayed and will be adopted in the future. Management believes that the adoption of the delayed provisions will not have a material impact on its results of operations or financial condition.

                                      F-9

Reclassifications

Certain amounts reported in the 2003 consolidated financial statements have been reclassified to conform to the 2004 presentation.

3.     Discontinued  operations

On September 30, 2001, the Company acquired certain assets and assumed certain liabilities of Vacation Communication, Inc. ("VCI"), a Colorado corporation, in exchange for $50,000 cash, 150,000 shares of the Company's common stock valued at $150,000, and notes payable of $183,135, in a transaction accounted for as a purchase. The Company acquired these assets and liabilities to enable it to market and sell paging airtime to customers that purchase its equipment. Effective July 31, 2003 the Company sold the remaining assets and liabilities originally purchased with or originated as a result of the purchase of VCI. back to the original owners of the operation. In return, the Company received 150,000 shares of its common stock, and the owners of VCI facilitated the return of approximately $34,000 in cash to the Company that had been held in an account under their control. In 2003, the Company recognized a gain on this transaction of $92,443, and has presented the financial results of this paging business segment as discontinued operations in the accompanying financial statements. Revenue from discontinued operations was approximately $45,900 for the year ended December 31, 2003.

4.         Furniture,  fixtures  and  equipment

Furniture, fixtures and equipment consist of the following at December 31, 2004:


Equipment . . . . . . . . . .  $ 30,306
Furniture and fixtures. . . .     3,378
Software. . . . . . . . . . .     3,171
                               ---------
                                 36,855
Less accumulated depreciation   (23,788)
                               ---------
                               $ 13,067
                               =========

5.     Commitments  and  contingencies

Leases

The Company leases office and warehouse space under month-to-month operating leases in Denver, Colorado and San Antonio, Texas. Rent expense incurred for the years ended December 31, 2004 and 2003 was approximately $29,600 and $26,000, respectively.

Pending  litigation

In May 2003, the Company was sued by a former Board member, Charles McCarthy, seeking recovery for the value of 350,000 shares, or $209,500, and $120,000 due his law firm under a retainer agreement between the Company and his firm. McCarthy had previously signed a settlement agreement with the Company in which he agreed to cancel all potential claims against the Company and its directors in return for 150,000 unregistered shares trading at a value of $0.60 or higher. In October 2004 we reached an agreement with him to settle the case for $55,000. Under the Settlement Agreement and Release, we made a cash payment to McCarthy of $10,000 during October 2004, a cash payment of $15,000 in January 2005 and will settle the remaining balance in the fourth quarter of 2005.

The Company, along with the current officers and board members and several former directors, were sued by Lawrence Brady, a former director of the Company, and his son Mark Brady, who served for a period of time as Chief Financial Officer, for, among other things, breach of contract for unlawful termination and failure to provide stock allegedly promised. The alleged breaches and other claims all stem from their service as director of the Company and chief financial officer, respectively, for part of 2001 and part of 2002. The aggregate amount of damages claimed is not specified. The case is proceeding in the state court in Denver, Colorado. Several of the individually-named defendants have been voluntarily dismissed by the plaintiffs. The Company plans to vigorously defend itself and its current directors and officers, and filed a counterclaim against the plaintiffs for non-performance and breach of fiduciary duties. This counterclaim was allowed to proceed by the court over the objection of the plaintiffs. No assurance can be given, however, as to the ultimate outcome of the case.

Certain claims and lawsuits have arisen against the Company in its normal course of business. The Company believes that such claims and lawsuits have not had, and will not have, a material adverse effect on the Company's financial position, cash flow or results of operations.

                                      F-10

6.     Income  taxes

The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. The liability method provides that the deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amount for financial reporting purposes, as measured by the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are carried on the balance sheet with the presumption that they will be realizable in future periods when pre-tax income is generated. Predicting the ability to realize these assets in future periods requires a great deal of judgment by management. In management's judgment, the Company cannot predict with reasonable certainty that the tax assets resulting from losses will be fully realized in future periods. SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all of the evidence, both positive and negative, management determined that a $1,737,000 valuation allowance at December 31, 2004 was necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is a net increase of $513,000. At December 31, 2004, the Company has approximately $5,000,000 of net operating loss carryforwards, which expire from 2014 through 2024. The net operating loss carryforwards include losses from the acquisition of PCT and may be subject to certain restrictions in the future.

Income  tax  benefit  consists  of  the  following:



                                                 YEARS ENDED DECEMBER 31,
                                                      2004        2003
Deferred tax benefit
  Federal . . . . . . . . . . .                  $(444,000)     $(233,000)
  State . . . . . . . . . . . .                    (69,000)       (42,000)
                                                 ----------     ----------
                                                  (513,000)      (275,000)
Increase in valuation allowance                    513,000        275,000
                                                 ----------     ----------
                                                 $       -      $    -
                                                 ==========     ==========


The difference between the expected tax (benefit) computed at the Federal statutory income tax rate of 34% and the effective tax rate for the years ended December 31, 2004 and 2003 follows:


                                                          YEARS ENDED DECEMBER 31,
                                                        2004                  2003
                                                       AMOUNT         %      AMOUNT    %

Computed "expected" tax (benefit) .                   (469,000)      34%   (188,000)   34%
State income taxes, net of federal
income tax benefit. . . . . . . . .                    (46,000)       3%    (18,000)    3%
Increase in valuation allowance . .                    513,000      -37%    275,000   -50%
Non-deductible expenses and other .                      2,000        0%    (69,000)   13%
                                                 -----------------------------------------
                                                     $       -        0%   $      -     0%
                                                 =========================================

Significant deferred tax assets and liabilities represent the future impact of temporary differences between the financial statement and tax bases of assets and liabilities and are as follows:


                                               YEAR ENDED DECEMBER 31,
                                                       2004
Deferred tax assets:
  Net operating loss carry forwards               $  1,737,000
  Valuation allowance . . . . . . .                 (1,737,000)
                                                  -------------
Net deferred tax assets . . . . . .               $          -
                                                  =============

                                      F-11

7.     Line  of  credit

The Company has $19,792 outstanding at December 31, 2004 under a $20,000 unsecured line of credit with a bank. Borrowings under the line of credit bear interest at the Wall Street Journal's published prime rate plus 3% (8% at December 31, 2004); interest due monthly. The line of credit is guaranteed by three stockholders and an officer of the Company.

8.     Notes  payable



At December 31, 2004, notes
 payable consist of the following:

Related parties:
Note payable, officer; unsecured;
 interest at prime rate plus 5.5%
(10.5% at December 31, 2004);
due on demand. . . . . . . . . . . .  $ 10,107
Note payable, officer; unsecured;
 interest at 23.99%, due on demand .     5,294
                                    -----------
                                      $ 15,401
                                    ===========

Other:
Convertible note payable to
stockholder, 8% interest rate,
 in default as of the date
of this report (1) . . . . . . . . .  $160,000
Notes payable to stockholder,
 8% interest rate, in default
as of the date of this report (1). .   165,000
Unsecured note with a financial
 institution, 14.99% interest rate,
 interest and principal due monthly
 through November 2008 . . . . . . .    24,912
Note payable to stockholder, 10%
 interest rate, in default . . . . .       600
Note payable, $300,000 face
amount, no stated interest rate
but with an implied annual rate
of 72.8%, due April 3, 2005 (2). . .   262,500
                                    -----------
                                      $613,012
                                    ===========

Long Term:
Convertible debenture, 8%
interest rate, due
July 11, 2007 (2). . . . . . . . . .  $224,479
                                    ===========


1) The Company is currently in discussions with Mr. Revesz, the holder of the notes that are in default as of the date of this report and expects to extend the maturity dates on those notes as it has done several times previously. In April 2004, the Company reached an agreement with Tomas Revesz, its largest creditor and former board member, under which, in return for an additional $25,000 in borrowings and the extension of the maturity dates of three notes to July 31, 2004, the Company granted the creditor a secured position in the assets of the Company. The Company also agreed to pay the creditor cash interest at an annual rate of 8% retroactive to the signing of the notes, and monthly at an annual rate of 8% on the new total of $375,000 in notes, with $750 of the monthly interest due being paid in cash and the remainder being paid in stock at a rate of $0.20 per share. In August 2004, the creditor extended the maturity dates of the notes to October 31, 2004, and converted $50,000 of the convertible notes to 250,000 shares of common stock of the Company. For the period of March through December of 2004, the Company issued 61,875 shares to the creditor for $12,750 of interest owed under this arrangement. In December of 2004, the creditor extended the maturity dates of the notes to March 31, 2005.

2) On January 18, 2005, Dutchess loaned the Company an additional $225,000. The note has no stated interest rate but has a face amount of $270,000 and matures on May 18, 2005. In connection with the note, Dutchess was issued 250,000 shares of common stock as an incentive and the Company also signed a consulting agreement with a company in which an employee of Dutchess is a member of management. Under the consulting agreement, the company was issued 500,000 shares of Company common stock.

                                      F-12

On April 7, 2005, Dutchess loaned the Company an additional $488,500. The note has no stated interest rate but has a face amount of $586,200 and matures on June 7, 2005. A portion of the proceeds of this loan was used to repay the note dated December 3, 2004 with a face amount of $300,000, which matured on April 3, 2005. In connection with the note, Dutchess was issued 250,000 shares of common stock as an incentive and the Company signed a consulting agreement with a company in which an employee of Dutchess is a member of management. Under the consulting agreement, the company was issued 300,000 shares of Company common stock.

During the period from January 1, 2005 through April 12, 2005, the Company exercised six (6) puts to Dutchess totaling 1,276,610 shares for proceeds of $222,726. Of the total proceeds, $142,635 was used to repay portions of previously issued notes to Dutchess and $80,091 went to the Company.

On March 9, 2005, Dutchess exercised 250,000 warrants at $0.125 each, for total proceeds of $31,250, $15,000 of which was applied to outstanding notes.

Also during the period from January 1, 2005 through April 12, 2005, Dutchess elected to convert at total of $75,000 of the 36-month convertible note for 600,000 shares of the Company's common stock.

9.     Stockholders'  deficit

Preferred  stock:

The Company has authorized 5,000,000 shares of $0.001 par value, preferred stock. In 2001, PCT issued 391,200 shares of its common stock in return for $391,200 in cash proceeds. Based on a review of Company records during 2003, Company management determined that associated warrants to purchase 391,200 shares of common stock at $1.50 per share were never delivered to the purchasers subsequent to their investment. Company management also determined this to be the case with 255,000 shares issued by the Company between January and June 2002 in return for $255,000 in cash proceeds, for which warrants to purchase 255,000 shares at $1.50 per share should have been delivered. According to Company records, all such warrants should have been exercisable for a period of two years from their date of issuance; therefore, the warrants owed to investors from 2001 expired without being delivered to the investors. In order to fulfill the terms of their investment, in January 2004 the Company offered new warrants to each of the investors whose funds were received in 2001 and during the first six months of 2002 in order to permanently replace those that were never issued. Terms of the new warrants allowed the investors to purchase one share of Series A Preferred Stock (Preferred Stock) for $2.50 per share for every $10 originally invested in the Company. The Preferred Stock will pay a 7% annual dividend, on a quarterly basis, in the form of Company common stock. The Preferred Stock is convertible into common shares of the Company on a 1 for 10 basis at any date through June 30, 2005. On that date, all outstanding Preferred Stock will convert to common stock on a 1 for 10 basis. The new warrants to purchase Preferred Stock were to be exercised on or before April 30, 2004. A total of 5,000 shares of Series A Preferred Stock were purchased through the exercise of the warrants. Preferred stock dividends of $644 were accrued in the form of a stock dividend equal to 3,714 shares of common stock of the Company.

Common  stock:

The Company held a special shareholders' meeting on January 6, 2005 where an amendment to the Amended and Restated Articles of Incorporation of Nighthawk Systems, Inc. was approved to increase the number of authorized shares of our common stock from 50,000,000 to 200,000,000.

In October 2002, the Company issued 300,000 shares of common stock to a consultant for services rendered, and to be rendered. At the date of the commitment, the total consulting cost was calculated to be $33,000 based on the fair value of the Company's common stock on that day. During the second quarter of 2003, the Company canceled the share issuance and recorded a $33,000 reduction in consulting expense. The Company's board of directors determined that the shares had not been properly authorized for issuance, and that there was a lack of sufficient evidence that any services had been performed.

During the fourth quarter of 2003, the Company issued a total of 1,116,667 shares of its common stock in exchange for $234,750 of consulting expense incurred during 2003. This included a total of 450,000 shares to five independent directors.

During 2003, the Company issued a total of 1,575,000 shares of its common stock and 1,575,000 warrants with an exercise price of $0.25 per share in exchange for net cash proceeds of $263,000. The warrants are exercisable within two years of the date of each grant.

During 2004, the Company received $127,850, net of offering costs of $900, for the issuance of 858,333 shares of common stock and warrants to purchase 858,333 additional shares for $0.25 per share. In addition, the Company received $109,500 in cash proceeds upon the exercise of 630,000 options issued to consultants during the period. A total of 50,000 shares, which had been issued to a consultant in previous periods, were cancelled during 2004.

                                      F-13

Also during 2004, in order to provide the Company with working capital, a Canadian brokerage firm sponsored a private placement of up to $300,000 in Special Warrants, which are convertible into shares of common stock of the Company at $0.20 per share, and also provide the purchaser with a warrant to purchase an equal number of shares of common stock of the Company for a period of two years at $0.30 per share. The Special Warrants will automatically convert at the earlier of i) an effective registration statement filed with the Securities and Exchange Commission or receipt of a qualified prospectus by a Canadian provincial authority, whichever comes later; or ii) one year from their date of issue. As of December 31, 2004, the Special Offering was closed and the Company had issued $188,775 in Special Warrants, net of issuance costs of $43,625 for a total of 1,162,000 Special Warrants to the investors and 145,250 Special Warrants to the brokerage firm.

A total of 2,345,000 shares of common stock were issued during 2004 to consultants and others in return for $325,573 in services. One million of these shares were issued to consultants in relation to the Dutchess funding agreement. In addition, Dutchess received 250,000 warrants to purchase common stock of the Company at $0.125 per share.

A total of $312,853 in notes payable and accrued interest were converted into 1,439,423 shares of common stock, 739,423 warrants to purchase common stock at $0.20 per share and 375,000 warrants to purchase common stock at $0.25 per share during 2004.

A total of 61,875 shares of common stock were issued during 2004 as interest payments on notes payable.

A total of 2,350,000 shares of common stock were issued as part of investment agreements, incentives and placement fees related to the Dutchess equity and debt agreements during 2004.


Common  stock  warrant  transactions  during 2004 and 2003 are summarized below:


                                               WEIGHTED
                                               AVERAGE
                                               EXERCISE
                                   WARRANTS     PRICE
                                   ----------- --------
Outstanding at January 1, 2003. .   2,695,200   $ 0.53
Granted . . . . . . . . . . . . .   1,575,000     0.25
Exercised . . . . . . . . . . . .           -        -
Forfeited . . . . . . . . . . . .    (391,200)    1.50
                                   ----------- --------
Outstanding at December 31, 2003.   3,879,000     0.32
Granted . . . . . . . . . . . . .   3,530,006     0.26
Exercised . . . . . . . . . . . .           -        -
Forfeited . . . . . . . . . . . .  (2,304,000)    0.45
Other (a) . . . . . . . . . . . .   1,510,050     0.10
                                  ----------- --------
Outstanding at December 31, 2004.   6,615,056   $ 0.19
                                   =========== ========


(a) During 2003, the Company issued a total of 1,575,000 shares of its common stock and 1,575,000 warrants with an exercise price of $0.25 per share in exchange for net cash proceeds of $263,000. The warrants are exercisable within two years of the dates of each grant. During 2004, the Company issued a total of 3,530,006 warrants with an average exercise price of $0.26 and 2,304,000 warrants were forfeited. Up to $200,000 in warrants could be exercised prior to March 31, 2005 at the lesser of $2.00 per share or 50% of the consecutive 10-day average closing price prior to the election to exercise the warrant. As of December 31, 2004, this gave the holder the right to exercise up to 2,010,050 warrants at $0.0995 each. 500,000 were included in the number of warrants outstanding at December 31, 2003, resulting in the net addition of 1,510,050 in 2004. The warrants expired unexercised on April 1, 2005.

During the first quarter of 2005, the Company issued 463,100 shares for consulting and other services or for the settlement of liabilities and 8,603 shares for accrued interest on notes payable and preferred dividends.

                                      F-14

During the first quarter of 2005, the Company sold 650,000 shares of common stock to an investor for cash at a price of $0.15 per share. Warrants to purchase 650,000 shares of common stock at an exercise price of $0.25 per share were also included in the sale. We did not publicly offer the securities and the investor is an accredited investor. No underwriters were involved in the sale.

10.     Related  party  transactions

During the fourth quarter of 2003, the Company canceled the issuance of 300,000 shares of its common stock originally issued to outside directors for services, as it determined that no associated services had been performed.

During 2003, the Company made payments of $25,504 to Arlen Felsen while he was a director and employee to reduce amounts owed to him for the purchase of certain assets and liabilities of Vacation Communications. Effective July 31, 2003, the Company sold back to Mr. Felsen the assets and liabilities associated with the original purchase and recognized a gain of $92,443 on this transaction.

During 2003, the Company paid a total of $12,678 to Myron Anduri, the Company's current President and then Vice President of Sales, for amounts owed for commissions and salary earned in previous periods. During 2003, Mr. Anduri loaned the Company $7,964 under short-term notes, of which $4,203 was repaid during 2003. During the year ended December 31, 2004, Mr. Anduri was paid an additional $2,289 in cash and $22,278 in Company common stock, 181,416 shares and 181,416 warrants to purchase Company common stock at $0.25 per share, for amounts outstanding under these short-term notes. Based on calculations using Black-Scholes, the fair value of the warrants issued to Mr. Anduri was $9,454. This amount is reflected in interest expense and additional paid-in capital for the period ended December 31, 2004.


At a meeting of the Board of Directors held on March 26, 2003, H. Douglas Saathoff was named Chief Executive Officer of the Company. During 2003, Mr. Saathoff loaned the Company $54,100 under short-term notes, of which $45,100 was repaid by December 31, 2003. The remaining $9,000 was repaid in 2004.

At a meeting of the Board of Directors held on March 26, 2003, the Board accepted the resignation of Steve Jacobson as chief executive officer, but remained as an employee of the Company. On July 9, 2003, Steve Jacobson resigned as a member of the Company's board of directors. On September 8, 2003, the Company entered into a separation agreement with Steve Jacobson under which, among other things, he agreed to a) resign as an employee of the Company; b) return 545,454 shares of stock held by him to the Company in payment of the $118,629 he owed the Company as of that date; and c) transfer voting rights for shares owned or held in trust by him to Myron Anduri, an employee of the Company for five years. Under the agreement, the Company agreed to issue Steve Jacobson 450,000 options to purchase shares of the Company's common stock at $0.22 per share, with such options vesting over a three-year period at a rate of 150,000 shares per year. As a result of the transaction, the Company recorded an additional $39,933 in compensation expense to Steve Jacobson for amounts owed by him to the Company upon his resignation. The Company retired the 545,454 shares returned to the Company under the agreement.

During 2004, the Company entered into an agreement with Steve Jacobson in which it allowed him to transfer up to 600,000 shares of his stock, which he was contractually restricted from selling under his separation agreement until June 2005, to various consultants who had agreed to perform services for the Company. As of December 31, 2004, 200,000 of these shares had been distributed to a consultant and the Company recognized $20,000 in consulting expenses related to this transaction. The remaining 400,000 shares were not distributed, and are not included in the issued and outstanding shares of the Company as of December 31, 2004. As part of the agreement, the Company agreed to replace Mr. Jacobson's 600,000 shares with 730,000 shares of stock that would not be eligible for resale until November 2005. The Company recorded $13,000 in consulting expense associated with this agreement. In addition, the Company amended Mr. Jacobson's separation agreement to allow him to sell 50,000 shares of common stock in each of the months of March, April, May and June 2005.

On December 19, 2003 the Company entered into a settlement and release agreement with a former director, Herb Jacobson, and his wife. Under terms of the agreement, Mr. & Mrs. Jacobson and the Company agreed to dismiss any and all claims against each other in return for, among other things, payment of a total of $25,000 over a four-month period from the Company to Mr. Jacobson. The Company paid this amount during 2003 and 2004. In addition, Mr. and Mrs. Jacobson, along with their son Steven Jacobson, agreed to refrain from selling, transferring, conveying or otherwise disposing of their remaining share ownership for a period of eighteen months subsequent to selling an aggregate of 850,000 shares. As a result of the agreement, the Company recorded a gain of $23,912 due to a reduction in the amount previously recorded by the Company as owed to Mr. Jacobson.

During the year ended December 31, 2004, the Company also borrowed and repaid approximately $25,000 from a company in which its Chairman is a partner.

In August 2004, in an effort to improve its working capital position, the Company issued 558,007 common shares and warrants to purchase 558,007 common shares at $0.20 per share to an individual and a company in exchange for approximately $88,700 in notes payable plus accrued interest owed them by the Company. The individual is a business partner of the Company's Chairman and the company is affiliated with the father of the Company's Chairman. Based on calculations using Black-Scholes, the fair value of the warrants issued to the two parties was $29,079. This amount is reflected in interest expense and additional paid-in capital for the period ended December 31, 2004.

                                      F-15

During the twelve months ended December 31, 2004, a business partner of the Company's Chairman billed the Company $20,000 for consulting services.

11.     Stock  options

Upon the reverse acquisition of Peregrine, Inc. on February 1, 2002, the 2000 Performance Stock Option Plan (the "Plan") of PCT was automatically terminated. As such, no options were outstanding as of December 31, 2002. This option plan was subsequently adopted by the Company's Board effective January 1, 2003. The Company may issue a maximum of 4,000,000 shares of common stock under the Plan. The Plan provides for awards in the form of options, including incentive stock options and non-qualified stock options. Under the plan, options granted vest at a rate set by the board of directors or committee appointed by the board directors, options are exercisable up to 10 years from the date of grant at not less than 100% of the fair value of the common stock on the date of grant. If the option holder owns 10% or more of the Company's common stock, the options are exercisable at not less than 110% of the fair value of the common stock on the date of grant. At the Company's Annual Shareholders meeting held in November 2003, the shareholders approved a name change for the plan to the Nighthawk Systems, Inc. 2003 Stock Option Plan and increased the number of shares eligible for distribution under the plan to 5,000,000.

During 2003, the Company granted options to purchase 375,000 shares of common stock of the Company to non-employees, 325,000 of which vested immediately. The remaining 50,000 vest over a three-year period. In accordance with SFAS 123, the Company recognized approximately $6,800 in expense related to the portion of the options vesting during 2003. A total of 1,935,000 options were issued to employees during 2003, all of which vest in thirds on the first, second and third anniversary dates of their issue. During 2004, 1,000,000 options, which vested immediately, were granted to the Directors of the Company. Also during 2004, 630,000 options were granted for consulting services, which vested immediately. The Company recognized $26,460 in expenses related to the issuance of the options issued for consulting services.

The following summarizes the stock option activity for the years ended December 31, 2004 and 2003:


                                                      WEIGHTED
                                                       AVERAGE
                                                      EXERCISE
                                            OPTIONS     PRICE
                                            ---------  ------
             2003
Outstanding at beginning of year . . . . .          -  $    -
Options granted. . . . . . . . . . . . . .  2,310,000    0.22
Options exercised. . . . . . . . . . . . .          -       -
Options forfeited or expired . . . . . . .     25,000    0.22
                                            ---------  ------
Outstanding at end of year . . . . . . . .  2,285,000  $ 0.22
                                            =========  ======

Options exercisable at year end. . . . . .    325,000  $ 0.22
                                            =========  ======

Options available for grant at end of year  2,715,000
                                            =========

             2004
Outstanding at beginning of year . . . . .  2,285,000  $ 0.22
Options granted. . . . . . . . . . . . . .  1,630,000    0.11
Options exercised. . . . . . . . . . . . .    630,000    0.18
Options forfeited or expired . . . . . . .    250,000    0.22
                                            ---------  ------

Outstanding at end of year . . . . . . . .  3,035,000  $ 0.17
                                            =========  ======

Options exercisable at year end. . . . . .  1,995,000  $ 0.14
                                            =========  ======

Options available for grant at end of year  1,335,000
                                            =========

                                      F-16

Options outstanding at December 31, 2004 which have not yet vested will vest on the second and third anniversary dates of their issuance as follows: 370,000 shares in January 2005 and 370,000 shares in January 2006; 150,000 shares in September 2005 and 150,000 shares in September 2006.

     REPORT  OF  INDEPENDENT  REGISTERED  PUBLIC  ACCOUNTING  FIRM

Board  of  Directors
Nighthawk  Systems,  Inc.

We have reviewed the accompanying condensed consolidated balance sheet of Nighthawk Systems, Inc. and subsidiary as of June 30, 2005, the related condensed consolidated statements of operations for the three-month and six-month periods ended June 30, 2005 and 2004, the condensed consolidated statement of stockholders' deficit for the six-month period ended June 30, 2005, and the condensed consolidated statements of cash flows for the six-month periods ended June 30, 2005 and 2004. These interim condensed consolidated financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

GHP  HORWATH,  P.C.

Denver,  Colorado
August  17,  2005


                            NIGHTHAWK SYSTEMS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2005
        ASSETS

Current assets:
     Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $    19,927
     Accounts receivable, net of allowance for doubtful accounts of $750. . . . . .       26,920
     Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       88,908
     Prepaids . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      143,920
                                                                                     ------------
               Total current assets . . . . . . . . . . . . . . . . . . . . . . . .      279,675
                                                                                     ------------

Furniture, fixtures and equipment, net. . . . . . . . . . . . . . . . . . . . . . .       11,877
Intangible and other assets. . . . . .. . . . . . . . . . . . . . . . . . . . . . .       14,762
                                                                                     ------------
                                                                                     $   306,314
                                                                                     ============

      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
    Accounts payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   339,701
    Accrued expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      331,658
    Line of credit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       19,792
    Notes payable:
        Related parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       14,736
        Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,347,582
                                                                                     ------------
               Total current liabilities. . . . . . . . . . . . . . . . . . . . . .    2,053,469
                                                                                     ------------

Long-term liabilities:
   Convertible debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       72,014
                                                                                     ------------
Commitments and contingencies

Stockholders' deficit:
    Preferred stock, $0.001 par value; 5,000,000 shares authorized; 5,000 issued
    and outstanding; liquidation preference. . . . . . . . . . . . . . . . . . . .       $12,500
    Common stock; $0.001 par value; 200,000,000 shares authorized;
    39,021,194 issued and outstanding . . . . . . . . . . . . . . . . . . . . . . .       39,022
    Additional paid- in capital . . . . . . . . . . . . . . . . . . . . . . . . . .    5,046,227
    Accumulated deficit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (6,916,918)
                                                                                     ------------
               Total stockholders' deficit. . . . . . . . . . . . . . . . . . . . .   (1,819,169)
                                                                                     ------------
                                                                                     $   306,314
                                                                                     ============

The accompanying notes are an integral part of these financial statements

                                      F-17


Nighthawk Systems, Inc.
Condensed Consolidated Statements of Operations
                                                                    Three months ended June 30,    Six months ended June 30,
                                                                         2005       2004                2005          2004
                                                                    -----------------------------  ---------------------------
Revenue. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   98,372   $ 161,387         $   269,594   $   264,225
Cost of goods sold . . . . . . . . . . . . . . . . . . . . . . . .      85,099     108,057             189,623       180,623
                                                                    -----------------------------  ---------------------------
     Gross profit. . . . . . . . . . . . . . . . . . . . . . . . .      13,273      53,330              79,971        83,602


Selling, general and administrative expenses . . . . . . . . . . .     588,040     264,865           1,149,700       540,945
                                                                    -----------------------------  ---------------------------
     Loss from operations. . . . . . . . . . . . . . . . . . . . .    (574,767)   (211,535)         (1,069,729)     (457,343)

 Interest expense:
     Related parties . . . . . . . . . . . . . . . . . . . . . . .         148       2,227                 839         5,600
     Other . . . . . . . . . . . . . . . . . . . . . . . . . . . .     358,381      38,571             489,008        56,589
                                                                    -----------------------------  ---------------------------
         Total interest expense. . . . . . . . . . . . . . . . . .     358,529      40,798             489,847        62,189
                                                                    -----------------------------  ---------------------------
Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (933,296)   (252,333)         (1,559,576)     (519,532)
Less: preferred stock dividends. . . . . . . . . . . . . . . . . .        (221)       (197)               (440)         (197)
                                                                    -----------------------------  ---------------------------
Net loss to common stockholders. . . . . . . . . . . . . . . . . .  $ (933,517)  $(252,530)        $(1,560,016)  $  (519,729)
                                                                    =============================  ===========================
Net loss per basic and diluted common share. . . . . . . . . . . .  $    (0.03)  $   (0.01)        $     (0.04)  $     (0.02)
                                                                    =============================  ===========================
Net loss to common stockholders per basic and diluted common share  $    (0.03)  $   (0.01)        $     (0.04)  $     (0.02)
                                                                    =============================  ===========================
Weighted average common shares outstanding - basic and diluted . .  37,249,225  25,911,034          35,501,257    25,434,668


The accompanying notes are an integral part of these financial statements.


Nighthawk Systems, Inc.
Condensed Consolidated Statements of Stockholders' Deficit
Six months ended June 30, 2005
                                        Preferred Stock         Common stock
                                        --------------         --------------     Additional paid  Special   Accumulated
                                       Shares     Amount    Shares         Amount   in capital     Warrants    deficit    Total
                                    -----------------------------------------------------------------------------------------------
Balances, December 31, 2004. . . . .   5,000   $   12,500   31,959,247    $ 31,960 $3,884,516  $ 188,775 $(5,357,342)  $(1,239,591)
   Common stock issued, and puts
   and warrants exercised for cash                           2,276,610       2,277    359,526                              361,803
   Common stock issued as incentive
   on notes payable                                            900,000         900    167,600                              168,500
   Common stock and options issued
   for consulting and other services                         1,200,000       1,200    229,325                              230,525
   Conversion of accrued liabilities
   to common stock                                             313,100         313     56,307                               56,620
   Conversion of notes payable and
   accrued interest to common stock.                         1,400,000       1,400    161,150                              162,550
   Series A preferred dividend . . .                             2,487           2         (2)                                   -
   Exercise of Special Warrants. . .                           969,750         970    187,805   (188,775)                        -
   Net loss. . . . . . . . . . . .                                                                         (1,559,576)  (1,559,576)
                                    -----------------------------------------------------------------------------------------------
Balances, June 30, 2005. . . . . . .   5,000    $  12,500   39,021,194    $ 39,022 $5,046,227    $    -  $ (6,916,918) $(1,819,169)
                                    ===============================================================================================


The accompanying notes are an integral part of these financial statements

                                      F-18

Nighthawk Systems, Inc.
Condensed Consolidated Statements of Cash Flows
Six months ended June 30,
                                                                                             2005        2004
                                                                                      -----------   ----------
Cash flows from operating activities:
      Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $(1,559,576)  $(519,532)
                                                                                      -----------   ----------
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization . . . . . . . . . . . . . . . . . . . . . . . . . .        3,163       3,854
   Bad debt expense. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,648
   Amortization of loan discounts and warrants . . . . . . . . . . . . . . . . . . .      198,013           -
   Common stock and options issued for consulting and other services . . . . . . . .       23,025      73,660
   Common stock and warrants issued for interest . . . . . . . . . . . . . . . . . .            -      34,500
   Amortization of shares issued as incentives on notes payable. . . . . . . . . . .      133,908           -
   Amortization of shares issued for prepaid consulting. . . . . . . . . . . . . . .      212,124           -
Changes in assets and liabilities, net of business acquisition:
   Decrease (increase) in accounts receivable. . . . . . . . . . . . . . . . . . . .       17,186     (11,357)
   (Increase) in inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (62,199)    (39,189)
   Decrease in prepaids. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       26,810           -
   Decrease in other assets and liabilities. . . . . . . . . . . . . . . . . . . . .       (1,020)     (2,198)
   (Increase) decrease in accounts payable . . . . . . . . . . . . . . . . . . . . .      (82,553)     11,801
   Increase in accrued expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .      149,434      35,313
                                                                                      ------------  ----------
Total adjustments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      619,539     106,384
                                                                                      ------------  ----------
Net cash used in operating activities of continuing operations . . . . . . . . . . .     (940,037)   (413,148)
                                                                                      ------------  ----------

Cash flows from investing activities:
   Purchases of furniture, fixtures and equipment. . . . . . . . . . . . . . . . . .       (1,973)          -
                                                                                      ------------  ----------
Net cash used in investing activities. . . . . . . . . . . . . . . . . . . . . . . .       (1,973)          -
                                                                                      ------------  ----------

Cash flows from financing activities:
   Cash overdraft. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            -      (3,902)
   Proceeds from the sale of preferred stock . . . . . . . . . . . . . . . . . . . .            -      12,500
   Proceeds from notes payable, related parties. . . . . . . . . . . . . . . . . . .          567      25,516
   Payments on notes payable, related parties. . . . . . . . . . . . . . . . . . . .       (1,233)    (34,655)
   Proceeds from notes payable, other. . . . . . . . . . . . . . . . . . . . . . . .    1,113,500      25,000
   Payments on notes payable, other. . . . . . . . . . . . . . . . . . . . . . . . .     (573,818)    (10,404)
   Payments on other related party payable . . . . . . . . . . . . . . . . . . . . .            -     (25,000)
   Proceeds from the issuance of special warrants. . . . . . . . . . . . . . . . . .            -     188,775
   Net proceeds from the sale of common stock, and the exercise of puts and warrants      361,803     237,350
                                                                                      ------------  ----------
Net cash provided by financing activities. . . . . . . . . . . . . . . . . . . . . .      900,819     415,180
                                                                                      ------------  ----------
Net (decrease) increase in cash. . . . . . . . . . . . . . . . . . . . . . . . . . .      (41,191)      2,032
Cash, beginning balance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       61,118           -
                                                                                      ------------  ----------
Cash, ending balance                                                                     $ 19,927       2,032
                                                                                      ============  ==========


Condensed Consolidated Statements of Cash Flows
(continued)
Supplemental disclosures of cash flow information:
                                                                              2005     2004
                                                                          --------  -------
Cash paid for interest . . . . . . . . . . . . . . . . . . . . . . . . .  $ 49,722  $17,222
                                                                          ========  =======
Supplemental disclosure of non-cash investing and financing activities:

Common shares issued as incentives for notes payable . . . . . . . . . . $168,500
                                                                         ========
Common shares issued for prepaid consulting agreements . . . . . . . . . $207,500
                                                                         ========
Conversion of accrued expenses to common stock . . . . . . . . . . . . . $ 56,620
                                                                         ========
Conversion of notes payable and accrued interest to common stock
   Notes payable . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $155,590  $71,640
   Accrued interest. . . . . . . . . . . . . . . . . . . . . . . . . . .     6,960    8,876
                                                                          --------  -------
Total amount converted . . . . . . . . . . . . . . . . . . . . . . . . .  $162,550  $80,516
                                                                          ========  =======
Preferred stock dividends issued in common stock . . . . . . . . . . . .  $    440  $   197
                                                                          ========  =======


                             NIGHTHAWK SYSTEMS, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
            THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2005 AND 2004
                                   (unaudited)

1.  Organization,  going  concern,  results of operations and management's plans

Organization

Nighthawk Systems, Inc. ("the Company") designs and manufactures intelligent remote power control products that are easy to use, inexpensive and can remotely control virtually any device from any location. The Company's proprietary, wireless products are ready to use upon purchase, so they are easily installed by anyone, regardless of technical ability, and are also easily integrated into third-party products, systems and processes. They allow for intelligent control by interpreting instructions sent via paging and satellite media, and executing the instructions by 'switching' the electrical current that powers the device, system or process. Nighthawk's intelligent products can be activated individually, in pre-defined groups, or en masse, and for specified time periods with a simple click of a mouse or by dialing a telephone number.

GOING  CONCERN,  RESULTS  OF  OPERATIONS  AND  MANAGEMENT'S  PLANS

The Company incurred a net loss of approximately $1.38 million during the year ended December 31, 2004 and a net loss of approximately $1.56 million during the six months ended June 30, 2005. The Company had a stockholders' deficit and working capital deficiency of approximately $1.24 million and $1.04 million, respectively, as of December 31, 2004 and $1.82 million and $1.77 million respectively, as of June 30, 2005. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Although no assurance can be given that such plans will be successfully implemented, management's plans to address these concerns include:

1.     Raising  working  capital  through  additional  borrowings.
2.     Raising  equity  funding  through  sales  of  the Company's common stock.
3.     Implementation  of  a  sales  and  marketing  plan.

ADDITIONAL  BORROWINGS  AND  EQUITY  FUNDRAISING:

In August 2004, the Company signed a financing arrangement with Dutchess Private Equities, II, L.P. ("Dutchess") under which the Company received $250,000 in exchange for a convertible debenture during the third quarter of 2004. The Company also signed an investment agreement under which Dutchess agreed to purchase up to $10.0 million in common stock from the Company, at the Company's discretion, over the next three years, subject to certain limitations including the Company's then current trading volume. Although the amount and timing of specific cash infusions available under the entire financing arrangement cannot be predicted with certainty, the arrangement represents a contractual commitment by Dutchess to provide funds to the Company.

During the six months ended June 30, 2005, Dutchess loaned the company a total of $1,113,500 in the form of notes payable. The notes have no stated interest rate but have a face amount greater than the funded amount. This difference is recognized as interest expense over the life of the loan. Under the terms of the notes, Dutchess is also issued incentive shares, which are recorded as prepaid interest and expensed over the life of the loan.

During the six months ended June 30, 2005, the Company exercised six (6) puts to Dutchess totaling 1,276,610 shares for net proceeds of $222,726. Of the total proceeds, $125,633 was used to repay portions of previously issued notes to Dutchess and $67,838 went to the Company.

On March 9, 2005, Dutchess exercised 250,000 warrants at $0.125 each, for total proceeds of $31,250, $15,000 of which was applied to outstanding notes and accrued interest.

The Company used the proceeds from the notes, puts and warrants to fund its operating cash flow deficits and to repay outstanding notes and accrued interest and penalties to Dutchess.

For more information on the transactions with Dutchess, please see Note 5, Notes payable.

Although no assurance may be given that it will be able to do so, the Company expects to be able to continue to access funds under this arrangement to help it fund near-term and long-term sales and marketing efforts, and to cover cash flow deficiencies.

THE  SALES  AND  MARKETING  PLAN  FOR  2005  INCLUDES  THE  FOLLOWING:

- Hiring sales and marketing personnel. The Company increased its sales force in the first quarter of 2005 with experienced salespeople with the goal of effectively targeting existing and new markets.

- Product marketing including print media and attendance at trade shows. This method has proved the most effective for the Company to date, and it plans to increase its presence in these areas to attract new customers.

-     An  improved Internet presence.  The Company launched a new website in May
2005 to improve content and to make the site more friendly to search engines. The Company has plans to add e-commerce functionality at a future date.

- Leveraging existing customer relationships by up-selling new products or fully integrating systems with the Company's products.

- The establishment of distribution and dealer networks. Through an effective dealer network, the Company can increase awareness in its products and utilize a dealer's sales force to actively promote its products.

- New applications in irrigation control, civil defense and emergency management. The current product design can be altered with little cost to the Company to be effectively implemented into a wide array of fields. Through the commitment of funding, the Company can now research all possible applications and begin to market directly to new customers.

- The development and launch of a product designed to be used for multiple purposes by consumers.

In addition to the marketing and sales objectives, the Company has identified the following strategic goals for 2005:

- Joint ventures with wireless service providers and equipment manufacturers.

- The identification of complementary products and companies for potential acquisition.

The accompanying financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts of liabilities that might be necessary should the Company be unsuccessful in implementing these plans, or otherwise be unable to continue as a going concern.

2.  BASIS  OF  PRESENTATION

The accompanying unaudited condensed consolidated financial statements, which include the accounts of Nighthawk Systems, Inc. and its subsidiary PCT (collectively referred to herein as "the Company"), have been prepared in accordance with accounting principles generally accepted in the U.S. for interim financial information. In the opinion of management, all adjustments (consisting of only normal recurring items), which are necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for 2004 filed with the Securities and Exchange Commission (the "SEC").

3.  SIGNIFICANT  ACCOUNTING  POLICIES

REVENUE  RECOGNITION

Revenue from product sales is recognized when all significant obligations of the Company have been satisfied. Revenues from equipment sales are recognized either on the completion of the manufacturing process, or upon shipment of the equipment to the customer, depending on the Company's contractual obligations. The Company occasionally contracts to manufacture items, bill for those items and then hold them for later shipment to customer-specified locations. The Company had no bill and hold sales at December 31, 2004 or June 30, 2005. Revenue related to airtime billing is recognized when the service is performed. Some customers pre-pay airtime on a quarterly or annual basis and the pre-paid portion is recorded as deferred revenue. Deferred revenue, included in accrued expenses on the balance sheet at June 30, 2005, is approximately $6,300.

PROVISION  FOR  DOUBTFUL  ACCOUNTS

The Company reviews accounts receivable periodically for collectibility and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary.

CONCENTRATIONS

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss. At June 30, 2005, the Company had approximately $26,900 in accounts receivable, net of the allowance for doubtful accounts. Approximately $17,300 of this balance, or 64%, was from four customers. Each balance was collected subsequent to June 30, 2005.

During the three month period ended June 30, 2005, two customers accounted for approximately 45% of total revenue. During the six month period ended June 30, 2005, two customers accounted for approximately 44% of total revenue.

During the three and six month periods ended June 30, 2005, the Company's largest supplier accounted for approximately 55% and 49%, respectively, of the Company's purchases of pre-manufactured component materials.

INVENTORIES

Inventories consist of parts and pre-manufactured component materials and finished goods. Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method.

INCOME  TAXES

Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carry forwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. The Company's deferred tax assets have been completely reduced by a valuation allowance because management does not believe realization of the deferred tax assets is sufficiently assured at the balance sheet date.

NET  LOSS  PER  SHARE

Basic net loss per share is computed by dividing the net loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding for the year. Diluted net loss per share reflects the potential dilution that could occur if dilutive securities were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, unless the effect of such inclusion would reduce a loss or increase earnings per share. For the three and six month periods ended June 30, 2005 and the year ended December 31, 2004, the effect of the inclusion of dilutive shares would have resulted in a decrease in loss per share. Accordingly, the weighted average shares outstanding have not been adjusted for dilutive shares.

USE  OF  ESTIMATES

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain amounts reported in the consolidated financial statements for the three and six months ended June 30, 2004 have been reclassified to conform to the June 30, 2005 presentation.

STOCK-BASED  COMPENSATION

The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its employee stock option incentive plans.

Under APB 25, where the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized. As all employee options were issued at or above market during 2004 and the first six months of 2005, no compensation expense was recognized in either of the periods. If compensation expense for the Company's stock-based compensation plans had been determined consistent with SFAS 123, the Company's net loss and net loss per share including pro forma results would have been the amounts indicated below:


                                                  Three months ended June 30,    Six months ended June 30,
                                                 ---------------------------------------------------------
                                                     2005           2004              2005        2004
                                                 -----------------------------  ---------------------------
Net loss applicable to common stockholders:
As reported . . . . . . . . . . . . . . . . .   $ (933,517)     $ (252,530)      $(1,560,016)  $(519,729)
Total stock-based employee compensation expense
determined under fair value based method for
all employee awards, net                            (6,148)         (3,341)          (12,296)     (6,795)
                                             -------------      -----------      -----------   ----------
Pro forma net loss. . . . . . . . . . . . . .   $ (939,665)     $ (255,871)      $(1,572,312)  $(526,524)
                                             =============      ===========      ============  ==========

Net loss per share:
As reported:
Basic and diluted . . . . . . . . . . . . . . . $    (0.03)     $    (0.01)      $     (0.04)  $   (0.02)
Pro forma:
Basic and diluted                               $    (0.03)     $    (0.01)      $     (0.04)  $   (0.02)


The pro forma effect on net loss may not be representative of the pro forma effect on net income or loss of future years due to, among other things: (i) the vesting period of the stock options and the (ii) fair value of additional stock options in future years.

For the purpose of the above table, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model with the following assumptions:


Black-Scholes Assumptions  Three months ended June 30,   Six months ended June 30,
                               2005        2004                2005         2004
                           ----------------------------  --------------------------
Dividend yield. . . . . .      0.00%       0.00%               0.00%        0.00%
Expected volatility . . .      1.31        1.122               1.31         1.122
Risk-free interest rate .      4.50%       4.50%               4.50%        4.50%
Expected life in years        2 years     3 years            2 years       3 years


The weighted average fair value at date of grant for options granted during the first quarter of 2005 was $0.132 per share using the above assumptions. There were no options granted to employees during the first and second quarters of 2004 or the second quarter of 2005.

RECENTLY  ISSUED  ACCOUNTING  PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share-Based Payment", which addresses the accounting for share-based payment transactions. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25, and instead, generally requires that such transactions be accounted and recognized in the statement of operations based on their fair value. SFAS No. 123R will be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. SFAS No. 123R offers the Company alternative methods of adopting this standard. The Company has not yet determined which alternative method it will use. Depending upon the number and terms of options that may be granted in future periods, the implementation of this standard could have a material impact on the Company's financial position and results of operations.

4.  RELATED  PARTY  TRANSACTIONS

During the year ended December 31, 2004, a business partner of the Company's Chairman billed the Company $20,000 for consulting services. The liability was settled for 175,000 shares of the Company's common stock in the first quarter of 2005. During the second quarter of 2005, the Company sold 100,000 shares of common stock to this same individual for $20,000. We did not publicly offer the securities and this person is an accredited investor. No underwriters were involved in the sale.

5.  NOTES  PAYABLE


At June 30, 2005, notes payable consist of the following:

Related parties:
Note payable, officer; unsecured; interest at prime  . . . . . . . . . . .   $    9,824
rate plus 5.5% (10.75% at June 30, 2005); due on demand
Note payable, officer; unsecured; interest at 23.99%, revolving . . . . . .       4,912
                                                                             ----------
                                                                             $   14,736
                                                                             ==========
Other:
Convertible note payable to stockholder, 8% interest  . . . . . . . . . . .  $  160,000 rate, in default as of the date of this report (1)
Notes payable to stockholder, 8% interest rate, in . . . . . . . . . . . .      165,000
default as of the date of this report (1)
Unsecured note with a financial institution, 15.99% . . . . . . . . . . . .      21,694
interest rate, revolving
Note payable, $586,200 face amount,  no stated interest                         586,200
rate but with an implied annual rate of 387.95%, due June 7, 2005 (2)
Note payable, $120,000 face amount,  no stated interest
rate but with an implied annual rate of 73.70%, due December 12, 2005 (2)       104,571
Note payable, $240,000 face amount,  no stated interest
rate but with an implied annual rate of 71.55%, due December 19, 2005 (2)       207,926
Note payable, $120,000 face amount,  no stated interest
rate but with an implied annual rate of 65.16%, due January 8, 2006 (2)         102,191
                                                                              ---------
                                                                            $ 1,347,582
                                                                              =========
Long Term:

Convertible  debenture,  8%  interest  rate,  due  August  10,  2007  (2)     $  72,014
                                                                              =========


1) The Company is currently in discussions with Mr. Revesz, the holder of the notes that are in default as of the date of this report. In April 2004, the Company reached an agreement with Tomas Revesz, a former board member, under which, in return for an additional $25,000 in borrowings and the extension of the maturity dates of three notes to July 31, 2004, the Company granted the creditor a secured position in the assets of the Company.

2) On April 7, 2005, Dutchess loaned the Company $488,500. The note had no stated interest rate but had a face amount of $586,200 and matured on June 7, 2005. A portion of the proceeds of this loan was used to repay the note dated December 3, 2004 with a face amount of $300,000, which matured on April 3, 2005. Under the terms of the note, Dutchess was issued 250,000 incentive shares of common stock. The Company recorded the fair value of these incentive shares as prepaid interest, and will expense their value over the term of the note.
Dutchess also required the Company to hire Edgarization, LLC for consulting services and Nighthawk issued the consulting company 300,000 shares of common stock. The Company recorded the fair value of these shares as prepaid consulting and will expense their value over the term of the agreement. The implied annual rate of interest is 387.95%. The note was repaid on July 8, 2005 with a partial use of the proceeds of a new note.

On May 12, 2005, Dutchess loaned the Company $100,000. The note had no stated interest rate but had a face amount of $120,000 and matures on December 12, 2005. Under the terms of the note, Dutchess was issued 100,000 incentive shares of common stock. The Company recorded the fair value of these incentive shares as prepaid interest, and will expense their value over the term of the note. The implied annual rate of interest is 73.70%.

On May 19, 2005, Dutchess loaned the Company $200,000. The note had no stated interest rate but had a face amount of $240,000 and matures on December 19, 2005. A portion of the proceeds of this loan was used to repay the note dated January 18, 2005 with a face amount of $270,000, which matured on May 18, 2005. Under the terms of the note, Dutchess was issued 200,000 incentive shares of common stock. The Company recorded the fair value of these incentive shares as prepaid interest, and will expense their value over the term of the note. The implied annual rate of interest is 71.55%.

On June 8, 2005, Dutchess loaned the Company $100,000. The note had no stated interest rate but had a face amount of $120,000 and matures on January 8, 2006. Under the terms of the note, Dutchess was issued 100,000 incentive shares of common stock. The Company recorded the fair value of these incentive shares as prepaid interest, and will expense their value over the term of the note. The implied annual rate of interest is 65.16%.

On July 8, 2005, Dutchess loaned the Company $795,154. The note had no stated interest rate but had a face amount of $820,154 and matures on February 8, 2006. A portion of the proceeds of this loan was used to repay the note dated April 7, 2005 with a face amount of $586,200, which matured on June 7, 2005. Under the terms of the note, Dutchess was issued 285,000 incentive shares of common stock. The Company recorded the fair value of these incentive shares as prepaid interest, and will expense their value over the term of the note.

On August 3, 2005, Dutchess loaned the Company $130,000. The note had no stated interest rate but had a face amount of $156,000 and matures on August 3, 2006. Under the terms of the note, Dutchess was issued 285,000 incentive shares of common stock. The Company recorded the fair value of these incentive shares as prepaid interest, and will expense their value over the term of the note.

During the period from January 1, 2005 through June 30, 2005, the Company exercised six (6) puts to Dutchess totaling 1,276,610 shares for proceeds of $222,726 less commissions of $9,673. Of the total proceeds, $125,633 was used to repay portions of previously issued notes to Dutchess and $67,838 went to the Company.

On March 9, 2005, Dutchess exercised 250,000 warrants at $0.125 each, for total proceeds of $31,250, $15,000 of which was applied to outstanding notes and accrued interest.

Also during the period from January 1, 2005 through June 30, 2005, Dutchess elected to convert a total of $162,550 of the 36-month convertible note for 1,400,000 shares of the Company's common stock.

During the period from July 1, 2005 through August 1, 2005, Dutchess elected to convert a total of $51,767 of the 36-month convertible note for 680,000 shares of the Company's common stock.


6.  STOCKHOLDERS'  DEFICIT

PREFERRED  STOCK

Preferred stock dividends of $440 were accrued in the form of a stock dividend equal to 2,487 shares of common stock of the Company during the six months ended June 30, 2005.

COMMON  STOCK

The Company held a special shareholders' meeting on January 6, 2005 where an amendment to the Amended and Restated Articles of Incorporation of Nighthawk Systems, Inc. was approved to increase the number of authorized shares of our common stock from 50,000,000 to 200,000,000.

During the first quarter of 2005, the Company issued 463,100 shares for consulting and other services, of which 175,000 shares were issued to a business partner of the Company's Chairman to settle a $20,000 liability for consulting services performed and expensed in 2004.

During the first quarter of 2005, the Company sold 650,000 shares of common stock to an investor for cash at a price of $0.15 per share for proceeds of $97,500. Warrants to purchase 650,000 shares of common stock at an exercise price of $0.25 per share were also included in the sale. We did not publicly offer the securities and the investor is an accredited investor. No underwriters were involved in the sale.

During the second quarter of 2005, the Company sold 100,000 shares of common stock to a business partner of the Company's Chairman for $20,000. We did not publicly offer the securities and this person is an accredited investor. No underwriters were involved in the sale.

During the second quarter of 2005, the Company issued 250,000 shares of common stock to Prospect Hunter, Inc. for marketing services for a period of one year beginning in April 2005.

Also during the second quarter of 2005, the Special Warrant holders exercised their right to 969,750 shares of the Company's common stock. The Special Warrants were sold in 2004 for net proceeds of $188,775 and consisted of the right to one share of the Company's common stock and one warrant to purchase a share of the Company's common stock for $0.30. The warrants remain unexercised as of the date of this report.

7.  SUBSEQUENT  EVENTS

In April 2004, the Company, along with current officers, board members, and several of the Company's former directors, were sued in the Colorado District Court by a former director (Larry Brady) and former member of management (Mark Brady, Larry's son) for, among other things, breach of contract for unlawful termination and failure to provide stock allegedly promised during their service as Company director and chief financial officer, respectively, for part of 2001 and part of 2002. The Company denied the allegations. Further, the Company counter-sued the Bradys for non-performance and breach of fiduciary duties. Pursuant to a court order, dated June 23, 2005, the judge terminated the Bradys' lawsuit, dismissing it, outright. In July of 2005, in an effort to bar the Bradys from raising these issues in the future, the Company engaged in a mutual release of all claims and issued a total of 250,000 shares of unregistered common stock and $10,000 to Lawrence Brady, Mark Brady, and their counsel. The Company recognized $32,500 in expenses for the quarter ended June 30, 2005 in relation to this settlement.